Exhibit 10.1
LEASE
(Office)
     THIS LEASE (this “Lease”), dated as of May 30, 2008, is by and between Centerra Office Tech I, LLC, a Colorado limited liability company (“Landlord”), and Constant Contact, Inc., a Delaware corporation (“Tenant”).
W I T N E S S E T H:
     1. PRINCIPAL TERMS. Capitalized terms, first appearing in quotations in this Section, elsewhere in the Lease or any Exhibits, are definitions of such terms as used in the Lease and Exhibits and shall have the defined meaning whenever used.

1.1	“BUILDING”:	An existing building known as Hahns Peak One and located at 4850 Hahn’s Peak Drive, Loveland, Colorado 80538.

1.2	“PREMISES”:	Approximately 9,249 square feet of Rentable Area as defined in Section 2 below and depicted on Exhibit A attached hereto located on the west side of the Building on the second floor, to be known as Suite 210.

1.3	“INITIAL TERM”:	The period commencing on the Commencement Date and expiring on the Expiration Date, unless earlier terminated in accordance with the terms hereunder.

	“Commencement Date”:	The later of: (1) June 1, 2008, or (2) the date upon which the Premises are delivered to Tenant with the Landlord Work (as defined below) and Tenant Finish Work (as defined below) Substantially Complete (as defined below).

	“Expiration Date”:	The date that is thirty (30) days after the Permanent Space Lease Rent Commencement Date (as defined in Section 1.16 below); unless earlier terminated in accordance with the terms hereunder (including without limitation, pursuant to Section 29.23 below).

1.4	“BASE RENT”:

	Annual	Monthly
Period	Base Rent	Base Rent
Commencement Date — Expiration Date	$15.00 per Rentable Square Foot	$11,561.25

1.5	“OPERATING EXPENSES”:	As defined in Section 6.1, Tenant’s Pro Rata Share: 17.45%

1.6	“DEPOSIT”:	$18,498.00.

1.7	“PERMITTED USE”:	General office use, which may include the operation of a call center. In no event may medical use or retail sales transactions by Tenant of tangible personal property be initiated, consummated, conducted, transacted or otherwise occur from or within any portion of the Premises.

1.8	Intentionally Omitted.

1.9	LANDLORD’S NOTICE ADDRESS:	Centerra Office Tech I, LLC
Attention: Vice President of Property Management
2725 Rocky Mountain Avenue, Ste. 200
Loveland, CO 80538

With copy to:

McWhinney Real Estate Services, Inc.
Attention: Property Manager
2725 Rocky Mountain Avenue, Ste. 200
Loveland, CO 80538

1.10	LANDLORD’S TAX I.D.:	20-4718282

1.11	TENANT’S NOTICE ADDRESS:	Reservoir Place
	Pre-Commencement Address:	1601 Trapelo Road, Suite 329
Waltham, MA 02494

With copy to:

Wilmer Cutler Pickering Hale & Dorr LLP Attn: Paul Jakubowski 60 State Street Boston, MA 02109

	Post-Commencement Address:	Address of the Premises

With copy to:

Wilmer Cutler Pickering Hale & Dorr LLP
Attn: Paul Jakubowski
60 State Street
Boston, MA 02109

1.12	TENANT’S TAX I.D.:	04-3285398

1.13	LANDLORD’S BROKER:	McWhinney Real Estate Services, Inc.
2725 Rocky Mountain Avenue, Ste. 200
Loveland, CO 80538

1.14	COOPERATING BROKER:	McCall & Almy, Inc.
One Post Office Square
Boston, MA 02109

1.15	“Permanent Space Lease”	That certain Lease dated of even date herewith, by and between McWhinney Real Estate Services, Inc., a Colorado corporation, as Landlord, and Tenant, as tenant, for certain space at the building known as Precision Drive Three, located in Loveland, Colorado.

1.16	“Permanent Space Lease Rent Commencement Date”	The “Rent Commencement Date” under the Permanent Space Lease.

1.17	ATTACHMENTS:	Exhibit A — The Premises
Exhibit B — Real Property
Exhibit C — Commencement Certificate
Exhibit D — Rules and Regulations
Exhibit E — Landlord Work and Tenant Finish Work
Exhibit F — Subordination, Non-Disturbance and Attornment Agreement
Exhibit G — Work Letter
Exhibit H — Parking Area
Exhibit I — Title Restrictions
     2. GENERAL COVENANTS. Tenant covenants and agrees to pay Rent and perform the obligations hereafter set forth and in consideration therefor Landlord leases to Tenant the Premises as depicted on the attached Exhibit A for the Term, together with a non-exclusive right, subject to the provisions hereof, to use: (i) the common lobbies, toilets, corridors, stairways, elevators and the pipes, ducts, conduits, systems, wires and any other common areas and facilities serving the Premises, (ii) the plazas, common walkways and driveways and all other common areas on the real property legally described on Exhibit B (the “Real Property”) necessary for access to the Building and the Premises, and (iii) and all other common areas and facilities serving the Premises or which are necessary for Tenant’s use as permitted hereunder (the “Common Areas”). Landlord represents and warrants that the rentable area of the Premises consisting of the measured area of the Premises crosshatched on Exhibit A and Tenant’s Pro Rata Share of the Common Areas within the Building are computed substantially in accordance with the Building Owners and Managers Association International Standard Method for Measuring Floor Area in Office Buildings (ANSI/BOMA Z65.1-1996, that standard being referred to sometimes as “BOMA,” and the space in the Premises so measured being the “Rentable Area” or “Rentable Square Feet”). The Building, Real Property, Common Areas, and appurtenances are hereinafter collectively sometimes called the “Building Complex.” Tenant acknowledges that the Real Property is subject to various recorded agreements, restrictions, easements and other recorded instruments, including, but not limited to, (i) the Second Restated and Amended Master Declaration of Covenants, Conditions and Restrictions for Centerra as recorded in the Larimer County, Colorado records (as supplemented and amended, the “Declaration”); (ii) the Gateway General Development Plan (as supplemented and amended, the “Development Plan”); (iii) the MHC LLLP Restrictions (as defined in Section 34 below); (iv) the PIF Covenant (as defined in Section 35 below); and (v) the RSF Covenant (as defined in Section 35 below). In accordance with the terms hereof, Tenant agrees to be bound by and to abide by all such restrictions and requirements, including the Declaration, the Development Plan, the MHC LLLP Restrictions, the PIF Covenant and the RSF Covenant, and all other obligations and restrictions described in Section 35 below. In addition, Tenant further acknowledges that the Real Property is subject to Centerra Metropolitan District Nos. 2 and 4 providing for the installation of certain infrastructure improvements to benefit the Premises and other improvements in the project generally known as “Centerra,” including, but not limited to, roadways, sanitary sewer lines, water lines and storm drainage facilities and extensions thereof. All such recorded agreements, restrictions, easements and other recorded instruments, including, the Declaration, the Development Plan, the MHC LLLP Restrictions, the PIF Covenant and the RSF Covenant, shall be herein referred to as the “Title Restrictions.” Landlord represents and warrants that this Lease shall not be subject to any Title Restrictions other than (i) the Title Restrictions described on Exhibit I attached hereto, and (ii) any Title Restrictions hereinafter recorded that do not interfere with Tenant’s use of the Premises for the Permitted Uses or impose additional costs upon Tenant (regardless of whether such costs are imposed directly under such Title Restriction or pursuant to this Lease).

     3. TERM. The Initial Term of the Lease commences at 12:01 a.m. on the Commencement Date and terminates at 12:00 midnight on the Expiration Date, unless earlier terminated as set forth herein (the Initial Term together with any extensions thereof is herein referred to as the “Term”).
     4. RENT. Commencing on the Commencement Date and on the first day of each calendar month of the Term thereafter, Tenant shall pay Base Rent in the monthly amount stated in Section 1.4, in advance without notice (all amounts, including Base Rent, to be paid by Tenant pursuant to this Lease as the context requires are sometimes referred to collectively as “Rent[s]”). Rents shall be paid without set off, abatement, or diminution (except as expressly set forth herein), to Landlord at 2725 Rocky Mountain Avenue, Suite 200, Loveland, Colorado 80538, or at such other place as Landlord from time to time designates in writing in accordance with Section 30 below.
     5. COMPLETION OF THE PREMISES.
          5.1 Landlord shall deliver possession of the Premises to Tenant, vacant and broom clean at the time of substantial completion of Landlord Work and Tenant Finish Work (as defined in Section 5.4 below) (“Delivery Date”). In addition, Landlord shall grant Tenant access to the Premises prior to the Delivery Date for the purpose of installing its equipment and furniture at the Premises and otherwise perform such work to prepare the Premises for Tenant’s occupancy at such time as Landlord shall, in its good faith judgment, determine that such activities by Tenant will not unreasonably interfere with completion of Landlord Work and/or Tenant Finish Work performed by Landlord. Any such access shall be subject to such rules and regulations as Landlord shall reasonably promulgate for the purpose of protecting the Premises, avoiding conflicts among contractors and promoting safety at the Premises. Commencing on the Delivery Date (or earlier date on which Landlord shall grant access or possession to Tenant), Tenant agrees that all terms and provisions of this Lease shall be in effect, excluding, however, Tenant’s obligation to pay Rent which shall commence on the Commencement Date as provided in Section 1.3 above. Except for completion of the Landlord Work and Tenant Finish Work, Landlord shall have no obligation for completion or remodeling of the Premises, and Tenant shall accept the Premises in their “as is” condition on the Commencement Date. Promptly after the Commencement Date, Landlord and Tenant agree to execute a Commencement Certificate in the form attached hereto as Exhibit C setting forth the exact Commencement Date.
          5.2 Except for any latent defects or Punch List Items, taking possession of the Premises by Tenant on the Delivery Date shall be conclusive evidence that the Premises are in the condition agreed between Landlord and Tenant and shall constitute an acknowledgment by Tenant of satisfactory completion of any work which Landlord has agreed to perform.
          5.3 Notwithstanding any provision to the contrary herein, Landlord represents and warrants to Tenant that (a) provided that Tenant only uses the Premises for the Permitted Use, the Building and the Premises are in material compliance with all applicable zoning and land use laws; (b) to the best of Landlord’s knowledge, the Building and the Premises are in material compliance with all environmental laws and agreements; (c) the Building and the Premises are in material compliance with the requirements of all Title Restrictions insofar as they relate to the Real Property described on Exhibit B and there are no violations of the Title Restrictions which will materially interfere with Tenant’s use or occupancy of the Premises; (d) use of the Premises for the Permitted Use is permitted as a matter of right at the Real Property under all applicable laws, rules, and regulations, and all Title Restrictions; (e) Tenant shall not be required to pay any design review fee to the Centerra Design Review Committee in connection with its use of the Premises for the Permitted Use; (f) Landlord holds fee simple title to the Real Property, subject to no mortgage other than a mortgage for the benefit of Wells Fargo Bank, N.A.; (g) Landlord has full power and authority to enter into this Lease and has obtained all consents and taken all actions necessary in connection therewith; and (h) no other party has any possessory right to the Premises or has claimed the same.
          5.4 Landlord shall, at Landlord’s sole cost and expense, perform certain improvements at the Premises described as “Landlord Work” on Exhibit E attached hereto. In addition, Landlord shall perform certain improvements at the Premises on behalf of Tenant described as “Tenant Finish Work” on Exhibit E attached hereto at Tenant’s sole cost and expense as set forth on Exhibit E with respect to Tenant Finish Work. The Landlord Work and Tenant Finish Work shall be completed in accordance with the terms of the Work Letter attached hereto as Exhibit G. The Landlord Work and Tenant Finish Work shall be deemed to be “Substantially Complete” on the later of (i) the date upon which all Landlord Work and Tenant Finish Work have been performed, other than any minor details of construction, mechanical adjustment or any other similar matter, the non-completion of which does not materially interfere with Tenant’s use of the Premises (“Punch List Items”), and (ii) the date upon which Landlord obtains a temporary or permanent certificate of occupancy for the Premises permitting the lawful occupancy and use of the Premises by Tenant for the Permitted Use. In the event that Landlord obtains a temporary certificate of occupancy for the Premises, Landlord shall diligently undertake such action as shall be required to secure a permanent certificate of occupancy for the Premises. If Landlord shall thereafter fail to obtain such permanent certificate of occupancy and such failure to obtain a permanent certificate of occupancy shall materially interfere with Tenant’s use or occupancy of the Premises, then, subject to the provisions of Section 21 below and except to the extent that such delay is caused by Tenant, Landlord shall be deemed in default hereunder. Within fifteen (15) days after the Landlord Work and Tenant Finish Work are Substantially Complete, Landlord and Tenant shall together conduct an inspection of the Premises and prepare a list of the Punch List Items setting forth any portions of the Landlord Work and/or Tenant Finish Work that is not in conformity with such work as described on Exhibit E attached to this Lease. Landlord shall correct all such Punch List Items as promptly as reasonably possible and with a minimum of interference with Tenant’s occupancy and use of the Premises. Landlord shall be solely responsible for payment of all Landlord Work and Tenant shall be solely responsible for payment of all Tenant Finish Work. Prior to the commencement of any Tenant Finish Work, Tenant shall deposit with Landlord an amount equal to fifty percent (50%) of the cost of the Tenant Finish Work as set forth on Exhibit E, which deposit (“Tenant Finish Deposit”) may be used by Landlord in connection with the installation of the Tenant Finish Work. Upon completion of the Tenant Finish Work, Tenant shall reimburse to Landlord the remaining balance owing for the Tenant Finish Work as set forth on Exhibit E.
          5.5 Landlord agrees to use commercially reasonable efforts to Substantially Complete the Landlord Work and Tenant Finish Work on or before June 1, 2008. In the event that the Commencement Date is later than July 1, 2008 (“Outside Delivery Date”), then Tenant’s obligation to pay Rent starting on the Commencement Date shall be delayed by one (1) day for each day, commencing on the Outside Delivery Date and continuing until the Commencement Date. In the event that the Commencement Date is later than September 1, 2008 (the “Outside Termination Date”), then Tenant shall have the right to terminate this Lease by written notice to Landlord at any time after the Outside Termination Date, but prior to the Commencement Date. In the event Tenant shall elect to terminate this Lease after the Outside Termination Date as provided in the preceding sentence, Landlord shall refund to Tenant the Deposit and the Tenant Finish Deposit less any amounts paid by Landlord for the purchase of the Liebert Unit on behalf of Tenant and Landlord shall thereafter transfer ownership of the Liebert Unit to Tenant by bill of sale. Notwithstanding the foregoing, in the event that the date for the Landlord Work and Tenant Finish Work to be Substantially Complete, the Outside Delivery Date and the Outside Termination Date are delayed as a result of Tenant Delays defined in the Work Letter attached hereto, then such dates shall be extended by the number of days caused by Tenant Delay.
     6. OPERATING EXPENSES.
          6.1 Definitions. The additional terms below have the following meanings in this Lease:
               (1) “Landlord’s Accountants” means that individual or firm employed by Landlord from time to time to keep the books and records for the Building Complex, and/or to prepare the federal and state income tax returns for Landlord with respect to the Building Complex, which books and records shall be certified to by a representative of Landlord. All determinations made hereunder shall be reasonably made by Landlord’s Accountants unless otherwise stated.
               (2) “Building Rentable Area” means approximately 53,000 rentable square feet of space in the Building computed substantially in accordance with BOMA. If there is a significant change in the aggregate Building Rentable Area as a result of an addition, partial destruction, modification to building design, or similar cause which causes a reduction or increase in the Building Rentable Area on a permanent basis or, if Landlord remeasures the Building and a change in the Building Rentable Area occurs, Landlord’s Accountants shall make such adjustments in the computations as are necessary to provide for such change.
               (3) “Tenant’s Pro Rata Share” or “Pro Rata Share” initially means the percentage set forth in Section 1.5, which percentage has been computed by dividing the total Rentable Square Feet allocated to the Premises by the Building Rentable Area. If Tenant, at any time during the Term, leases additional space in the Building or if the Building Rentable Area is adjusted, Tenant’s Pro Rata Share shall be recomputed by dividing the total Rentable Square Feet allocated to the Premises (including any additional space leased by Tenant) by the Building Rentable Area and the resulting figure shall become Tenant’s Pro Rata Share.
               (4) “Operating Expense Year” means each calendar year during the Term, except that the first Operating Expense Year begins on the Commencement Date and ends on December 31 of such calendar year and the last Operating Expense Year begins on January 1 of the calendar year in which this Lease expires or is terminated and ends on the date of such expiration or termination. If an Operating Expense Year is less than twelve (12) months, Operating Expenses for such year shall be prorated on a per diem basis.
               (5) “Operating Expenses” means all operating expenses of any kind or nature, paid or incurred by Landlord, which are in Landlord’s reasonable judgment necessary, appropriate, or customarily incurred in connection with the operation, service and maintenance of the Building Complex, including costs incurred in fulfillment of Landlord’s services, operation and maintenance obligations under the terms of this Lease. “Operating Expenses” include:
          (a) All real property taxes and assessments, including assessments made pursuant to Centerra Metropolitan District Nos. 2 and 4, levied against the Building Complex by any governmental or quasi-governmental authority, including taxes, assessments, surcharges, or service or other fees of a nature not presently in effect which are hereafter levied on the Building Complex as a result of the use, ownership or operation of the Building Complex or for any other reason, whether in lieu of or in addition to, any current real estate taxes and assessments. However, any taxes which are levied on the rent of the Building Complex will be determined as if the Building Complex were Landlord’s only real property. In no event do taxes and assessments include any federal or state income taxes levied or assessed on Landlord. Expenses for tax consultants to contest taxes or assessments are also included as “Operating Expenses” (and all of the foregoing are collectively referred to herein as “Taxes”). Taxes also include special assessments, license taxes, business license fees, business license taxes, commercial rental taxes, levies, charges, penalties or taxes, imposed by any authority against the Premises, Building Complex or any legal or equitable interest of Landlord. Special assessments are deemed payable in such number of installments permitted by law, whether or not actually so paid, and include any applicable interest on such installments. Taxes (other than special assessments) are computed on an accrual basis based on the year in which they are levied, even though not paid until the following Operating Expense Year. Notwithstanding the foregoing or any provision to the contrary herein, the following shall be excluded from Taxes and shall be paid solely by Landlord: inheritance, estate, succession, transfer, gift, franchise, or capital stock tax, or any income taxes arising out of or related to ownership and operation of income producing real estate, or any excise taxes imposed upon Landlord based upon gross or net rentals or other income received by it;
          (b) Costs of supplies, including costs of relamping and replacing ballasts in all Building standard tenant lighting;
          (c) Costs of energy for the Building Complex (but not for individual tenant spaces), including costs of propane, butane, natural gas, steam, electricity, solar energy and fuel oils, coal or any other energy sources;
          (d) Costs of water and sanitary and storm drainage services;
          (e) Costs of security services;

          (f) Costs of general maintenance and non-capital repairs, including costs under HVAC and other mechanical maintenance contracts; and non-capital repairs of equipment used in maintenance and repair work;
          (g) Costs of maintenance and non-capital repair of landscaping;
          (h) Insurance premiums for the Building Complex, including all-risk or multi-peril coverage, together with loss of rent endorsement; the part of any claim paid under the deductible portion of any insurance policy carried by Landlord; public liability insurance; and any other insurance carried by Landlord on any component parts of the Building Complex;
          (i) Except as otherwise provided herein, all labor costs, including wages, costs of worker’s compensation insurance, payroll taxes, fringe benefits, including pension, profit-sharing and health benefits, and legal fees and other costs incurred in resolving any labor dispute;
          (j) Professional building management fees, costs and expenses, including costs of office space and storage space required by management for performance of its services (and said building management may, at Landlord’s option, be performed either by a third-party or Landlord-affiliated property management company);
          (k) Legal, accounting, inspection, and other consulting fees (including fees for consultants for services designed to produce a reduction in Operating Expenses or improve the operation, maintenance or state of repair of the Building Complex);
          (l) Costs of capital improvements and structural repairs and replacements to the Building Complex to conform to changes subsequent to the Commencement Date for the Building pursuant to any Applicable Legal Requirements as defined in Section 8 below (herein “Required Capital Improvements”). Expenditures for Required Capital Improvements will be amortized at a market rate of interest over the useful life of such capital improvement (as determined in accordance with generally accepted accounting principles). Landlord hereby represents that to the best of its knowledge, the Building Complex conforms to all Applicable Legal Requirements as of the date hereof;
          (m) Costs incurred for Landlord’s Accountants including costs of any experts and consultants engaged to assist in making the computations;
          (n) All dues, assessments, impositions and charges payable to associations; and
          (o) Costs of janitorial services to Common Areas and the Premises two (2) nights per week.
“Operating Expenses” do not include:
               (i) Costs of work which Landlord performs for any tenant, including permit, license and inspection costs, incurred with respect to the installation of tenants’ or other occupants’ improvements or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building Complex;
               (ii) Costs incurred by Landlord to the extent that Landlord is reimbursed by insurance proceeds or is otherwise reimbursed;
               (iii) Leasing commissions, advertising and promotional expenses, and other costs incurred in leasing space in the Building, and costs of acquisition and maintenance of signs in or on the Building identifying the owner of the Building or tenants, provided that the foregoing shall not exclude the costs of acquiring and maintaining common signage for the benefit of all tenants within the Building as a permitted Operating Expense;
               (iv) Costs of repairs or rebuilding necessitated by condemnation;
               (v) Any bad debt expenses and interest, principal, points and fees on debts or amortization on any mortgage or other debt instrument encumbering the Building or the Real Property;
               (vi) Depreciation, amortization and interest payments, except on equipment, materials, tools, supplies and vendor type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life;
               (vii) To the extent paid directly by the Tenant, as hereinafter provided, electrical costs for the Premises and janitorial services for the Premises;
               (viii) Costs that represent income or use taxes of Landlord other than use taxes charged to Landlord for equipment, materials or supplies used by Landlord in connection with maintenance and, subject to Section 6.1(5)(l) above, non-capital repair as set forth above; and salaries and other benefits paid to the employees of Landlord to the extent customarily included in or covered by a management fee, provided that in no event shall Operating Expenses include salaries and/or benefits attributable to personnel above the level of Building manager;
               (ix) Any ground or underlying lease rental;
               (x) Except as otherwise provided in Section 6.1(5)(l) above, costs which may be considered capital improvements, capital repairs, capital changes or any other capital costs as determined under generally accepted accounting principles;
               (xi) Rentals for items which if purchased, rather than rented, would constitute a capital cost;
               (xii) Marketing costs, including leasing commissions, attorneys’ fees (in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments), space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building;
               (xiii) Expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly;
               (xiv) Costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building Complex;
               (xv) Costs incurred due to the acts or failure to act of other tenants leasing space in the Building Complex;

               (xvi) Management fees paid or charged by Landlord in connection with the management of the Building to the extent such management fee exceeds five percent (5%) of the gross rents and other charges and sums due to Landlord from tenants occupying space in the Building;
               (xvii) Rent for any office space occupied by Building management personnel to the extent the size or rental rate for of such office space exceeds the size or fair market rental value of office space occupied by management personnel of comparable buildings in the vicinity of the Building;
               (xviii) Amounts paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Building to the extent the same exceeds reasonable compensation for such goods and/or services;
               (xix) Landlord’s general corporate overhead and general and administrative expenses;
               (xx) Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;
               (xxi) Services provided, taxes, attributable to, and costs incurred in connection with the operation of any retail, restaurant and garage operations for the Building, and any replacement garages or parking facilities and any shuttle services;
               (xxii) Costs incurred in connection with upgrading the Building to comply with laws, rules, regulations and codes in effect prior to the Commencement Date;
               (xxiii) Any financial obligation arising from or owing pursuant to Ordinance No. 4519, An Ordinance Concerning the City of Loveland, Colorado Special Improvement District No. 1 recorded April 3, 2000, at Reception No. 2000021235 and recorded July 18, 2000 at Reception No. 2000047950 of the Larimer County, Colorado records.
               (xxiv) All assessments from any governmental or quasi-governmental entities which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law and not included as Operating Expenses except in the year in which the assessment or premium installment is actually paid;
               (xxv) Costs arising from the gross negligence or willful misconduct of Landlord or other tenants or occupants of the Building or their respective agents, employees, licensees, vendors, contractors or providers of materials or services;
               (xxvi) Costs arising from Landlord’s charitable or political contributions;
               (xxvii) Costs arising from latent defects or repair thereof;
               (xxviii) Costs for sculpture, paintings or other objects of art; and
               (xxix) Costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants.

          (6) If any lease entered into by Landlord with any tenant in the Building provides for a separate basis of computation for any Operating Expenses with respect to its leased premises, Landlord’s Accountants shall modify the computation of Building Rentable Area and Operating Expenses for a particular Operating Expense Year to eliminate or modify any expenses which are paid for in whole or in part by such tenant. If the Building Rentable Area is not fully occupied during any particular Operating Expense Year, Landlord’s Accountants may adjust those Operating Expenses which are affected by occupancy for the particular Operating Expense Year to reflect ninety-five percent (95%) occupancy.
          6.2 Estimated Payments. During each Operating Expense Year beginning with the first month of the first Operating Expense Year and continuing each month thereafter throughout the Term, Tenant shall pay Landlord, at the same time as Base Rent is paid, an amount equal to Tenant’s Pro Rata Share of one-twelfth (1/12) of Landlord’s estimate of any Operating Expenses for the particular Operating Expense Year (“Estimated Payment”).
          6.3 Annual Adjustments.
               (1) Within ninety (90) days after the end of each Operating Expense Year, Landlord shall submit to Tenant a statement setting forth the exact amount of Tenant’s Pro Rata Share of the Operating Expenses for the Operating Expense Year just completed (the “Operating Statement”). As soon as reasonably possible after the beginning of the second Operating Expense Year (but in no event in excess of ninety (90) days thereafter), Landlord’s Operating Statement shall set forth the difference, if any, between Tenant’s actual Pro Rata Share of Operating Expenses allocable to the Operating Expense Year just completed and the Estimated Payments by Tenant allocable to such Operating Expense Year. Each Operating Statement shall also set forth the projected increase or decrease, if any, in Operating Expenses for the new Operating Expense Year and the resulting increase or decrease in Tenant’s monthly Rent for such new Operating Expense Year above or below the Rent paid by Tenant for the immediately preceding Operating Expense Year.
               (2) To the extent that Tenant’s Pro Rata Share of Operating Expenses for the period covered by an Operating Statement is different from the Estimated Payments by Tenant allocable to the Operating Expense Year just completed, Tenant shall pay Landlord any deficiency within thirty (30) days following receipt by Tenant of the Operating Statement, or receive a credit from Landlord against the next due Rent in an amount equal to any overpayment by Tenant (provided, however, that to the extent that the amount of such overpayment exceeds Rent payable for the remainder of the Term of this Lease, Landlord shall provide Tenant with a cash reimbursement within thirty (30) days after delivery of the Operating Statement), as the case may be. Until Tenant receives an Operating Statement, Tenant’s Estimated Payment for the new Operating Expense Year shall continue to be paid at the prior Estimated Payment amount, but Tenant shall commence payment of Rent based on the new Estimated Payment amount beginning on the first day of the calendar month following the calendar month in which Tenant receives the new Operating Statement. Tenant shall also pay Landlord or deduct from the Rent next due and payable, as the case may be, on the date required for the first payment, as adjusted, the difference, if any, between the Estimated Payment for the new Operating Expense Year set forth in the Operating Statement and the Estimated Payment actually paid during the new Operating Expense Year (provided, however, that to the extent that the amount of such difference exceeds Rent payable for the remainder of the Term of this Lease, Landlord shall provide Tenant with a cash reimbursement within thirty (30) days after delivery of the Operating Statement). If, during any Operating Expense Year, there is a change in the information on which Tenant is then making its Estimated Payments so that the prior estimate is no longer accurate, Landlord may revise the estimate and there shall be such corresponding adjustments made in the monthly Rent on the first day of the calendar month following notice to Tenant as shall be necessary by either increasing or decreasing, as the case may be, the amount of monthly Rent then being paid by Tenant for the balance of the Operating Expense Year.
          6.4 Miscellaneous. In no event will any decrease in Rent pursuant to any provision hereof result in a reduction of Rent below the Base Rent. Delay by Landlord in submitting any Operating Statement for any Operating Expense Year does not affect the provisions of this Section except to the extent provided above, or constitute a waiver of Landlord’s rights for such Operating Expense Year or any subsequent Operating Expense Years.
          6.5 Dispute. If Tenant disputes an adjustment submitted by Landlord or a proposed increase or decrease in the

Estimated Payment, Tenant shall give Landlord notice of such dispute within one hundred eighty (180) days after Tenant’s receipt of the adjustment. If Tenant does not give Landlord timely notice, Tenant waives its right to dispute the particular adjustment. If Tenant timely objects, Tenant may engage its own certified public accountants (“Tenant’s Accountants”) to verify the accuracy of the statement complained of or the reasonableness of the estimated increase or decrease. If Tenant’s Accountants determine that an error has been made, Landlord’s Accountants and Tenant’s Accountants shall endeavor to agree upon the matter, failing which such matter shall be submitted to an independent certified public accountant selected by Landlord, with Tenant’s reasonable approval, for a determination which will be conclusive and binding upon Landlord and Tenant. All costs incurred by Tenant for Tenant’s Accountants shall be paid for by Tenant unless Tenant’s Accountants disclose an error, acknowledged by Landlord’s Accountants (or found to have occurred through the above independent determination), of more than five percent (5%) in the computation of the total amount of Operating Expenses, in which event Landlord shall pay the reasonable costs incurred by Tenant to obtain such audit. Notwithstanding the pendency of any dispute, Tenant shall continue to pay Landlord the amount of the Estimated Payment or adjustment determined by Landlord’s Accountants until the adjustment has been determined to be incorrect. If it is determined that any portion of the Operating Expenses were not properly chargeable to Tenant, then Landlord shall credit such amount against Rent next due and payable (provided, however, that to the extent that such amount exceeds Rent payable for the remainder of the Term of this Lease, Landlord shall provide Tenant with a cash reimbursement within thirty (30) days after such determination).
     7. SERVICES.
          7.1 Subject to the provisions below, Landlord agrees, in accordance with standards reasonably determined by Landlord from time to time for the Building: (1) to furnish running water at those points of supply for general use of tenants of the Building; (2) during Ordinary Business Hours, to furnish to interior Common Areas heated or cooled air (as applicable), electrical current, janitorial services, and maintenance; (3) to furnish heated or cooled air (as applicable), electrical current, janitorial services, and maintenance (to the extent required under Section 11 below) to the Premises for standard office use; (4) to provide, during Ordinary Business Hours, the general use of passenger elevators for ingress and egress to and from the Premises, if applicable (at least one [1] such elevator shall be available at all times except in the case of emergencies or repair); (items [1] through [4] are collectively called “Services”). “Ordinary Business Hours” means 7:00 AM to 7:00 PM Monday through Friday and from 8:00 AM to 12:00 Noon Saturdays, excepting all legal holidays generally recognized in the State of Colorado.
          7.2 In the event Landlord shall determine that Tenant is utilizing electricity and/or natural gas in excess of Tenant’s Pro Rata Share, Landlord may cause electricity and natural gas provided to the Premises to be separately metered, at Landlord’s expense, and Tenant shall thereafter pay all utility deposits, fees and monthly service charges for electricity and natural gas services separately metered to the Premises. Tenant shall also pay the cost of replacing light bulbs and/or tubes and ballasts used in all lighting in the Premises other than that provided by Landlord to all tenants of the Building.
          7.3 Landlord may temporarily discontinue, reduce, or curtail Services to the extent necessary due to accident, casualty repairs, alterations, strikes, lockouts, Applicable Legal Requirements, or any other happening beyond Landlord’s reasonable control. Except as provided in Section 7.4 below, Landlord is not liable for damages to Tenant or any other party as a result of any interruption, reduction, or discontinuance of Services (either temporary or permanent) nor shall the temporary occurrence of any such event be construed as an eviction of Tenant, or cause or permit an abatement, reduction or setoff of Rent (except as specifically provided in this Lease), or operate to release Tenant from Tenant’s obligations.
          7.4 An “Abatement Event” shall be defined as an event or circumstance (other than those addressed in Sections 18 and 19 below) that is within the reasonable control of Landlord and which prevents Tenant from using the Premises or any portion thereof, as a result of any failure to provide Services or access to the Premises. An “Abatement Event” shall not include any item which is beyond the reasonable control of Landlord. Tenant shall give Landlord notice (“Abatement Notice”) of any such Abatement Event, and if such Abatement Event continues beyond the “Eligibility Period” (as that term is defined below), then the Base Rent and Tenant’s other monetary obligations to Landlord shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, Rent to Landlord shall be abated entirely for such time as Tenant continues to be so prevented from using, and does not use, the Premises. The term “Eligibility Period” shall mean a period of three (3) consecutive days after Landlord’s receipt of any Abatement Notice(s). In addition, if an Abatement Event continues for sixty (60) consecutive days after any Abatement Notice, Tenant may terminate this Lease by written notice to Landlord at any time prior to the date such Abatement Event is cured by Landlord.
          7.5 Tenant shall promptly notify Landlord of any accidents or defects in the Building of which Tenant actually becomes aware, including defects in pipes, electric wiring, and HVAC equipment, and of any condition which may cause injury or damage to the Building or any person or property therein.
     8. QUIET ENJOYMENT. So long as this Lease is in full force and effect, Tenant is entitled to the quiet enjoyment and peaceful possession of the Premises subject to the provisions of this Lease; the statutes, rules, regulations, zoning laws, other laws, codes, ordinances, decrees and orders of applicable federal, state and local governmental authorities; Title Restrictions and any other recorded instruments now or hereafter in effect (together, “Applicable Legal Requirements”).
     9. DEPOSIT. Tenant has deposited and will keep on deposit at all times during the Term with Landlord the Deposit as security for the payment and performance of Tenant’s obligations under this Lease. If, at any time, Tenant is in default (beyond applicable notice and cure periods), Landlord has the right to use the Deposit, or so much thereof as necessary, in payment of Rent, in reimbursement of any expense incurred by Landlord, and in payment of any damages incurred by Landlord by reason of such Event of Default. In such event, Tenant shall on demand of Landlord forthwith remit to Landlord a sufficient amount in cash to restore the Deposit to the original amount. If the entire Deposit has not been utilized, the remaining amount will be refunded to Tenant or to whoever is then the holder of Tenant’s interest in this Lease, without interest, within thirty (30) days after full performance of this Lease by Tenant. Landlord may commingle the Deposit with other funds of Landlord. Landlord shall deliver the Deposit to any purchaser of Landlord’s interest in the Premises, and Landlord shall be discharged from further liability therefor. Tenant agrees that if a Mortgagee succeeds to Landlord’s interest in the Premises by reason of foreclosure or deed in lieu of foreclosure, Tenant has no claim against the Mortgagee for the Deposit or any portion thereof unless such Mortgagee has actually received the same from Landlord (Landlord hereby agreeing to deliver such amounts to any such Mortgagee). If claims of Landlord exceed the Deposit, Tenant shall remain liable for the balance.
     10. CHARACTER OF OCCUPANCY.
          10.1 Tenant shall be entitled to occupy the Premises for the Permitted Use and for no other purpose, and pay on demand for any damage to the Premises caused by misuse or abuse by Tenant, Tenant’s agents or employees, or any other person entering upon the Premises under express or implied invitation of Tenant (collectively, “Tenant’s Agents”). Tenant, at Tenant’s expense, shall comply with all Applicable Legal Requirements which impose any duty upon Landlord or Tenant with respect to the occupation or alteration of the Premises, provided Tenant shall not be responsible for structural repairs or alterations except to the extent set forth in Section 6.1(5)(l) above or required as a result of the negligence or willful misconduct of Tenant, its contractors, agents, employees and/or invitees. Tenant shall not commit or permit waste or any nuisance on or in the Premises. Notwithstanding the foregoing or any other provision of this Lease, Tenant shall not, except pursuant to Section 6.1(5)(l) above or as a result of the negligence or willful misconduct of Tenant, its contractors, agents, employees and/or invitees, be responsible for compliance with any Applicable Legal Requirements, or the like requiring (i) structural repairs or modifications or (ii) repairs or modifications to the utility or building service equipment or (iii) installation of new building service equipment, such as fire detection or suppression equipment, unless such repairs, modifications, or installations shall be due to Tenant’s particular manner of use of the Premises as opposed to office use generally.
     11. MAINTENANCE, ALTERATIONS AND REENTRY.

          11.1 Throughout the Term, Tenant shall make all repairs and replacements to HVAC, mechanical, life safety and electrical systems which exclusively serve the Premises (as opposed to the Building generally). Landlord shall provide upkeep, maintenance, and repairs to all other systems (or portions thereof) which serve the Premises, the entire Building Complex and/or any Common Areas. Except as otherwise provided in Section 6.1(5)(l) above, Landlord shall also maintain and repair the roof, foundation and all structural and exterior elements and facilities of the Premises, Building, Building Complex and all Common Areas. Except as provided in this Section or otherwise expressly required in this Lease, Landlord is not required to make improvements or repairs to the Premises during the Term.
          11.2 Landlord or Landlord’s agents may enter the Premises (i) at any time during Ordinary Business Hours to respond to emergency conditions and (ii) upon forty-eight (48) hours prior notice to Tenant during non-Ordinary Business Hours for maintenance, examination and inspection in connection with Landlord’s obligations hereunder, or to perform, if Landlord elects, any obligations of Tenant which Tenant fails to perform (during the continuation of any Event of Default) or such cleaning, maintenance, repairs, replacements, additions, or alterations as Landlord deems necessary for the safety, improvement, or preservation of the Premises or other portions of the Building Complex or as required by Applicable Legal Requirements or this Lease. Without limiting the foregoing, Landlord or Landlord’s agents may also show the Premises to prospective tenants, purchasers and any holder of a mortgage or deed of trust affecting all or any portion of the Building Complex (in any case, a “Mortgagee”). Any such entry or reentry by Landlord shall not constitute an eviction or entitle Tenant to abatement of Rent, provided that Landlord shall upon any such entry, (i) use reasonable efforts to minimize any disruption to Tenant’s use or occupancy of the Premises and (ii) use reasonable efforts to coordinate Landlord’s activities with Tenant’s activities in order to avoid unnecessary interference with Tenant’s use or occupancy of the Premises. Landlord may make such alterations or changes in other portions of the Building Complex as Landlord desires so long as such alterations and changes do not unreasonably interfere with Tenant’s occupancy, access or use of the Premises, or adversely affect Tenant’s parking or other rights hereunder. Landlord may use the Common Areas and one (1) or more entrances to the Building Complex as may be necessary in Landlord’s judgment to complete such work.
     12. ALTERATIONS AND REPAIRS BY TENANT.
          12.1 Tenant shall not make any alterations to the Premises during the Term, including (without limitation) installation of equipment or machinery which requires modifications to existing electrical outlets or increases Tenant’s usage of electricity beyond building design standards (collectively “Alterations”) without in each instance first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord’s consent or approval of the plans, specifications and working drawings for any Alterations shall not constitute any warranty or representation by Landlord (and shall not impose any liability on Landlord) as to their completeness, design sufficiency, or compliance with Applicable Legal Requirements. Tenant shall at its cost: pay all engineering and design costs incurred by Landlord as to all Alterations, obtain all governmental permits and approvals required, and cause all Alterations to be completed in compliance with Applicable Legal Requirements and requirements of Landlord’s insurance. All such work relating to Alterations shall be performed in a good and workmanlike manner, using new materials and equipment at least equal in quality to the initial Tenant finish. All Alterations, repair and maintenance work performed by Tenant shall be done at Tenant’s expense with Landlord’s prior reasonable consent and subject to any reasonable conditions imposed by Landlord. If Landlord authorizes such persons to perform work, Tenant shall deliver to Landlord prior to commencement certificates issued by insurance companies qualified to do business in the State of Colorado, evidencing that worker’s compensation, public liability insurance, products liability insurance, and property damage insurance (in amounts, with companies and on forms reasonably satisfactory to Landlord) are in force and maintained by all contractors and subcontractors engaged to perform such work. All liability policies shall name Landlord, the manager of the Building, as designated by Landlord from time to time (the “Building Manager”), and Mortgagee as additional insureds. Each certificate shall provide that the insurance may not be cancelled or modified without thirty (30) days’ prior written notice to Landlord and Mortgagee. Landlord also has the right to post notices in the Premises in locations designated by Landlord stating that Landlord is not responsible for payment for such work and containing such other information as Landlord deems necessary. All such work shall be performed in a manner which does not unreasonably interfere with Landlord or other tenants of the Building, or impose additional expense upon Landlord in the operation of the Building Complex. Notwithstanding any provision to the contrary contained in this Section 12, Tenant shall have the right to perform cosmetic alterations and other finish work at the

Premises, including, without limitation, decoration work and other work necessary to install customary office furnishings at the Premises, provided that Tenant gives Landlord not less than three (3) business days’ prior written notice and Landlord does not object to such activities based upon its good faith belief that such activities will unreasonably interfere with the use and occupancy of other tenants within the Building.
          12.2 Tenant shall keep the Premises in as good order, condition, and repair, as on the Commencement Date, loss by fire or other casualty, condemnation and ordinary wear excepted.
          12.3 All Alterations, including partitions, paneling, carpeting, drapes or other window coverings, and light fixtures (but not including movable office furniture not attached to the Building), are deemed a part of the real estate and the property of Landlord and shall remain upon and be surrendered with the Premises at the end of the Term, whether by lapse of time or otherwise, unless Landlord notifies Tenant no later than fifteen (15) days prior to the end of the Term that it elects to have Tenant remove all or part of such Alterations, and in such event, Tenant shall at Tenant’s expense promptly remove the Alterations specified and restore the Premises to their prior condition, reasonable wear and tear excepted. Notwithstanding the foregoing or any provision to the contrary contained herein, (i) Tenant shall remove any movable office furniture, equipment and other personal property at the Premises (including, without limitation the Liebert Unit serving the server room at the Premises) unless Landlord and Tenant agree in writing that such items may remain on the Premises upon expiration of the Lease, and (ii) Tenant shall not be required to remove from the Premises (x) any portion of the Landlord Work, or the Tenant Finish Work, or (y) any Alterations performed (a) before the date hereof, (b) by Landlord during the Term hereof (unless upon Tenant’s request), or (c) any Alterations that Landlord designates (or is deemed to designate) do not require removal in accordance with Section 12.4 below.
          12.4 At the time Tenant requests Landlord’s consent to any Alterations, Tenant may request that Landlord designate which elements of the Alterations must be removed pursuant to this Section 12 and Landlord shall make that designation on the date Landlord gives Landlord’s consent to such Alterations. If Tenant’s request is provided in accordance with the foregoing and if Landlord fails to so notify Tenant whether Tenant shall be required to remove the subject Alterations at the expiration or earlier termination of this Lease, it shall be deemed that Landlord shall not require the removal of the subject Alterations.
     13. MECHANICS’ LIENS. Tenant shall pay for all work done on the Premises by Tenant or at its request of a character which may result in liens on Landlord’s or Tenant’s interest and Tenant will keep the Premises free of all mechanics’ liens, and other liens on account of such work. Tenant indemnifies, defends, and saves Landlord harmless from all liability, loss, damage, or expenses, including attorneys’ fees, on account of any claims of laborers, materialmen or others for work performed or for materials or supplies furnished to Tenant or persons claiming under Tenant. If any lien is recorded against the Premises or Building or any suit affecting title thereto is commenced as a result of such work, or supplying of materials, Tenant shall cause such lien to be removed of record within fifteen (15) days after notice from Landlord or Tenant shall post a sufficient bond against the same. If Tenant desires to contest any claim, Tenant must furnish Landlord adequate security of at least one hundred fifty percent (150%) of the amount of the claim, plus estimated costs and interest and, if a final judgment establishing the validity of any lien is entered, Tenant shall promptly pay and satisfy the same. If Tenant fails to proceed as aforesaid, Landlord may pay such amount and any costs, and the amount paid, together with reasonable attorneys’ fees incurred, shall be payable to Landlord upon demand.

     14. SUBLETTING AND ASSIGNMENT.
          14.1 Tenant (which term, for purposes of this Section 14, includes the party originally named as “Tenant” in this Lease and any other party that has acquired an interest in this Lease by virtue of a sublease or assignment), shall not sublet any part of the Premises nor assign or otherwise transfer this Lease or any interest herein or any right to occupy the Premises (sometimes referred to as “Transfer,” and the subtenant or assignee or other occupant may be referred to as “Transferee”) without the consent of Landlord first being obtained, which consent will not be unreasonably withheld provided that: (1) Tenant complies with the provisions of Section 14.4; (2) Landlord declines to exercise its rights under Section 14.3; (3) the Transferee is engaged in the Permitted Use and the Premises will be used in a manner which is in keeping with the then standards of the Building and does not conflict with any exclusive use rights granted to any other tenant of the Building Complex or any other Building within the project known as Centerra (provided that Landlord gives Tenant prior written notice of all such restrictions), and any trade name adopted by the Transferee for the conduct of its business at the Premises is reasonably acceptable to Landlord; (4) the Transferee has reasonable financial worth in light of the responsibilities involved; (5) Tenant is not in default (beyond applicable notice and cure periods) at the time it makes its request; (6) the Transferee is not a governmental or quasi-governmental agency; and (7) the Transferee is not a tenant or currently negotiating a lease with Landlord in any Building owned by Landlord in the Loveland — Fort Collins area (including the Building Complex). “Transfer” includes a sale by Tenant of substantially all of its assets or stock if Tenant is a publicly traded corporation, a merger of Tenant with another corporation, the transfer of twenty-five percent (25%) or more of the stock in a corporate tenant whose stock is not publicly traded, or transfer of twenty-five percent (25%) or more of the beneficial ownership interests in a partnership or limited liability company tenant.
          14.2 Following any Transfer in accordance with this Section 14, Landlord may, during an Event of Default by Tenant, collect rent from the Transferee and apply the net amount collected to the Rent, but no Transfer or collection will be deemed an acceptance of the Transferee as Tenant or release Tenant from its obligations. Consent to a Transfer shall not relieve Tenant from obtaining Landlord’s consent to any other Transfer. Notwithstanding Landlord’s consent to a Transfer, Tenant shall continue to be primarily liable for its obligations. If Tenant collects any rent or other amounts from a Transferee in excess of the Rent for any monthly period, Tenant shall pay Landlord the excess monthly, as and when received.
          14.3 Notwithstanding the above, if Tenant requests Landlord’s consent to sublet twenty-five percent (25%) or more of the Premises, Landlord may refuse to grant such consent in its sole discretion and terminate this Lease as to the portion of the Premises with respect to which such consent was requested; provided, however, if Landlord does not consent and elects to terminate the Lease as to such portion, Tenant may within fifteen (15) days after notice from Landlord to this effect withdraw Tenant’s request for consent. If such termination occurs, it shall be effective on the date designated in a notice from Landlord and shall not be more than thirty (30) days following such notice. Notwithstanding the foregoing, the terms and conditions of this Section 14.3 shall not apply in connection with a Transfer pursuant to Section 14.7 below.
          14.4 Tenant must notify Landlord at least sixty (60) days prior to the desired date of the Transfer (“Tenant’s Notice”). Tenant’s Notice shall describe the portion of the Premises to be transferred and the terms and conditions. Landlord has, without obligation, thirty (30) days following receipt of Tenant’s Notice, to sublet the space on Tenant’s behalf or to exercise its rights pursuant to Section 14.3 if Tenant’s Notice discloses that twenty-five percent (25%) or more of the Premises is involved. If the space covered by Tenant’s Notice is subleased by Landlord, rent and other sums due from the subtenant will be paid to Tenant directly and Landlord has no responsibility for the performance by such subtenant of its obligations under its sublease with Tenant. If Landlord is unwilling or unable to locate a subtenant (and, if applicable, declines to exercise its rights under Section 14.3), Landlord will notify Tenant not later than thirty (30) days after receipt of Tenant’s Notice and Tenant shall be free to sublet the specified portion of the Premises to any third party on terms substantially identical to those described in Tenant’s Notice, subject to Landlord’s consent as set forth above. If Tenant does not sublet such portion of the Premises within sixty (60) days following Landlord’s notice to Tenant, Tenant must reoffer the Premises to Landlord in accordance with the provisions hereof prior to subleasing to a third party.

Notwithstanding the foregoing, except with respect to Tenant’s obligation to provide notice to the Landlord pursuant to the first sentence of this Section 14.4 above, the terms and conditions of this Section 14.4 shall not apply in connection with a Transfer pursuant to Section 14.7 below.
          14.5 Except as provided in Section 14.7 below, all documents utilized by Tenant to evidence a Transfer are subject to approval by Landlord. Tenant shall pay Landlord’s actual out-of-pocket expenses, including reasonable attorneys’ fees, of determining whether to consent and in reviewing and approving the documents. Tenant shall provide Landlord with such information as Landlord reasonably requests regarding a proposed Transferee, including financial information.
          14.6 If a trustee or debtor in possession in bankruptcy is entitled to assume control over Tenant’s rights under this Lease and assigns such rights to any third party notwithstanding the provisions hereof, the rent to be paid by such party shall be increased to the current Base Rent (if greater than that being paid for the Premises) which Landlord charges for comparable space in the Building as of the date of such third party’s occupancy. If Landlord is entitled under the Bankruptcy Code to “Adequate Assurance” of future performance of this Lease, the parties agree that such term includes the following:
               (1) Any assignee must demonstrate to Landlord’s reasonable satisfaction a net worth (as defined in accordance with generally accepted accounting principles consistently applied) at least as large as the net worth credit of Tenant on the Commencement Date increased by seven percent (7%), compounded annually, for each year thereafter through the date of the proposed assignment. Tenant’s financial condition was a material inducement to Landlord in executing this Lease.
               (2) The assignee must assume and agree to be bound by the provisions of this Lease.
          14.7 Notwithstanding anything to the contrary contained in this Lease, Tenant may, without Landlord’s prior written consent, but upon notice to Landlord, sublet all or any portion of the Premises or assign Tenant’s interest in this Lease to: (i) a subsidiary, affiliate, parent or other entity to Tenant which controls, is controlled by, or is under common control with, Tenant; (ii) a successor entity to Tenant resulting from merger, consolidation, non bankruptcy reorganization, or government action; or (iii) a purchaser of all or any significant portion of Tenant’s stock or assets.
     15. DAMAGE TO PROPERTY. Tenant agrees Landlord is not liable for any injury or damage, either proximate or remote, occurring through or caused by fire, water, steam, or any repairs, alterations, injury, accident, or any other cause to the Premises, to any furniture, fixtures, tenant improvements, or other personal property of Tenant kept or stored in the Premises, or in other parts of the Building Complex, unless caused by the gross negligence or willful misconduct of Landlord, subject, however, to the waiver of claims by Tenant set forth in Section 18.6 below. The keeping or storing of all property of Tenant in the Premises and Building Complex is at the sole risk of Tenant.
     16. TENANT’S INSURANCE AND INDEMNITY TO LANDLORD.
          16.1 Except with respect to claims waived by Landlord pursuant to Section 18.6 below, Tenant agrees to indemnify, defend, and hold Landlord and Building Manager harmless from all liability, costs, or expenses, including attorneys’ fees, on account of damage to the person or property of any third party, including any other tenant in the Building Complex, to the extent caused by the negligence or breach of this Lease by the Tenant or Tenant’s Agents, but except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord’s contractors, licensees, agents, servants, or employees.
          16.2 Tenant shall maintain throughout the Term the following insurance:
               (1) Worker’s compensation insurance for protection of Tenant, its owners, partners and employees as required by law, and employer’s liability insurance with the following limits:
               (a) Each accident: One Hundred Thousand Dollars ($100,000.00).

               (b) Each occupational disease: One Hundred Thousand Dollars ($100,000.00).
               (c) Occupational disease aggregate: Five Hundred Thousand Dollars ($500,000.00).
The worker’s compensation and employer’s liability insurance policies of Tenant shall contain a waiver of subrogation as to Landlord. The limits of liability for this coverage shall be as required by applicable statute.
               (2) Broad form general liability insurance covering bodily injury, including death, personal injury, property damage and contractual liability. The broad form general liability insurance policy shall provide coverage on an occurrence basis and shall include explosion, collapse, underground hazard and products/completed operations coverage. Minimum limits of liability provided by this coverage shall be as follows:
               (a) General aggregate: Two Million Dollars ($2,000,000.00).
               (b) Products/completed operations aggregate: Two Million Dollars ($2,000,000.00).
               (c) Personal and advertising injury: One Million Dollars ($1,000,000.00).
               (d) Each occurrence: One Million Dollars ($1,000,000.00).
               (e) Umbrella or excess policy limit: Four Million Dollars ($4,000,000.00).
               (3) Automobile liability insurance covering the use, operation and maintenance of any automobiles, trucks, trailers or other vehicles owned, hired or non-owned by Tenant providing bodily injury, including death, and property damage coverage. Minimum limits of liability provided by this coverage shall be a combined single limit of One Million Dollars ($1,000,000.00).
          With respect to the foregoing insurance policies to be provided by Tenant, Tenant agrees as follows:
               (1) Tenant shall notify Landlord of any substantial claims (paid or reserved) applied against the aggregate of any of the required insurance policies. The full aggregate general liability policy limits required above shall be available with respect to Tenant’s obligations hereunder and Tenant shall obtain a project specific/location specific aggregate limit endorsement confirming such coverage.
               (2) All insurance required hereunder shall be maintained in full force and effect in a company or companies satisfactory to Landlord which shall have a minimum Best rating of A VIII, at Tenant’s expense, and until the expiration of the Term hereof.
               (3) All insurance shall be subject to the requirements that Landlord must receive prior written notice thirty (30) days before cancellation of or failure to renew any such policy. In the event of the threatened cancellation for nonpayment of premiums, Landlord may pay the same on behalf of Tenant and add such payments to amounts then and subsequently owing to Landlord hereunder.
               (4) Prior to occupancy of the Premises, and ten (10) days prior to the expiration of the then current policy, Tenant shall deliver certificates in form reasonably acceptable to Landlord evidencing that the insurance required under this Lease is in effect.
               (5) Failure to furnish the required insurance certificates in accordance with Section 16.2(4) above shall constitute an Event of Default hereunder (defined below).
               (6) Landlord and any other party required to be indemnified by Tenant under this Lease shall be named as an additional insured on Tenant’s policies of automobile liability, broad form general liability and any excess liability insurance required by this Lease.

               (7) All insurance provided by Tenant hereunder shall be primary to any insurance policies held by Landlord.
     17. SURRENDER AND NOTICE. Upon the expiration or other termination of this Lease, Tenant shall immediately quit and surrender to Landlord the Premises broom clean, in good order and condition, ordinary wear and tear and loss by fire or other casualty or condemnation excepted. Subject to the provisions of Section 12 above, Tenant shall remove all of its movable furniture and other personal property and related equipment in the Building installed for Tenant, and such Alterations, as Landlord requires. In addition, Tenant shall remove all telephone and telecommunication cables installed by Tenant within the Premises unless Landlord shall, not less than sixty (60) days prior to the expiration of the Lease, give written notice to Tenant that such telephone and telecommunication cables may remain within the Premises. Notwithstanding any provision to the contrary contained herein and except as otherwise provided in Section 12.3 above, Tenant shall not be required or permitted to remove any portion of the Landlord Work or Tenant Finish Work from the Premises.
     18. INSURANCE, CASUALTY, AND RESTORATION OF PREMISES.
          18.1 Landlord shall maintain property insurance for the Building Complex, the shell and core of the Building and the Premises in such amounts, from such companies, and on such terms and conditions, including insurance for loss of Rent as Landlord deems appropriate, from time to time.
          18.2 Tenant shall maintain throughout the Term insurance coverage at least as broad as ISO Special Form Coverage against risks of direct physical loss or damage (commonly known as “all risk”) for the full replacement cost of Tenant’s property and betterments in the Premises, including tenant finish in excess of the initial Tenant finish.
          18.3 If the Building is damaged by fire or other casualty which renders the Premises wholly untenantable or the damage is so extensive that an architect selected by Landlord certifies in writing to Landlord and Tenant within sixty (60) days of said casualty that the Premises cannot, with the exercise of reasonable diligence, be made fit for occupancy within one hundred eighty (180) days from the happening thereof, then, at the option of Landlord or Tenant exercised in writing to the other within thirty (30) days of such determination, this Lease shall terminate as of the occurrence of such damage. In the event of termination, Tenant shall pay Rent duly apportioned up to the time of such casualty and forthwith surrender the Premises and all interest in this Lease. If Tenant fails to do so, Landlord may reenter and take possession of the Premises and remove Tenant. If, however, the damage is such that the architect certifies that the Premises can be made tenantable within such one hundred eighty (180) day period or neither Landlord nor Tenant elects to terminate the Lease despite the extent of damage, then the provisions below apply.
          18.4 If the Premises are damaged by fire or other casualty that does not render them wholly untenantable or require a repair period in excess of one hundred eighty (180) days, Landlord shall with reasonable promptness except as hereafter provided repair the Premises to the extent of the initial Tenant finish.
          18.5 If the Building is damaged (though the Premises may not be affected, or if affected, can be repaired within one hundred eighty [180] days) and within sixty (60) days after the damage Landlord decides not to reconstruct or rebuild the Building, then, notwithstanding anything contained herein, upon notice to that effect from Landlord within said sixty (60) days, Tenant shall pay the Rent apportioned to such date, this Lease shall terminate from the date of such notice, and both parties shall be discharged from further obligations except as otherwise expressly provided.
          18.6 Landlord and Tenant waive all rights of recovery against the other and its respective officers, partners, members, managers, agents, representatives, and employees for loss or damage to its real and personal property kept in the Building Complex which is required to be insured by such party hereunder. Tenant also waives all such rights of recovery against Building Manager. Further, in the event of any sublease of the Premises pursuant to Section 14 above, the Transferee and Landlord shall be deemed to have waived all such rights of recovery described above as fully as if the Transferee were the Tenant first executing this Lease. Each party shall, upon obtaining the property damage insurance required by this Lease, notify the insurance carrier that the foregoing waiver is contained in this Lease and shall use reasonable efforts to obtain an appropriate waiver of subrogation provision in the policies.
          18.7 Rent shall abate following any event of casualty or damage described in this Section 18, in the same proportion that the part of the Premises rendered untenantable or unusable for the uses permitted hereunder, bears to the whole Premises.
          18.8 If the Premises are materially damaged by fire or other casualty and not restored (including restoration of the Landlord Work) within sixty (60) days after the date of such fire or other casualty, then Tenant shall have the right, exercisable by notice to Landlord delivered at any time after expiration of such 60-day period while failure to restore the Premises and the Landlord Work persists, to terminate this Lease, effective as of the date of delivery of such notice.
          18.9 The Landlord shall indemnify and save harmless Tenant, and the directors, officers, agents, and employees of Tenant, against and from all claims, expenses, or liabilities of whatever nature (a) arising directly or indirectly from any default or breach by Landlord or Landlord’s contractors, licensees, agents, servants, or employees under any of the terms or covenants of this Lease or failure of Landlord or such persons to comply with any rule, order, regulation, or lawful direction now or hereafter in force of any public authority, in each case to the extent the same related, directly or indirectly to the management operation or repair of the Building and/or the use of the Common Areas; or (b) arising directly or indirectly from any accident, injury, or damage, however caused, to any person or property, on the Common Area as a result of the gross negligence or willful misconduct of Landlord, or Landlord’s contractors, agents, servants or employees; or (c) arising directly or indirectly from any accident, injury, or damage to any person or property occurring outside the Premises but within the Building or on the Building Complex, to the extent such accident, injury, or damage results from any act or omission of gross negligence or willful misconduct on the part of Landlord, or Landlord’s contractors, agents, servants, employees, or anyone claiming by or through Landlord; provided, however, that in no event shall Landlord be obligated under this Section 18 to indemnify or save harmless Tenant, or the directors, officers, agents, employees of Tenant, to the extent such claim, expense, or liability results from any omission, fault, negligence, or other misconduct of Tenant or the contractors, licensees, agents, servants, employees or invitees of Tenant. This indemnity and hold harmless agreement shall include, without limitation, indemnity against all expenses, attorney’s fees and liabilities incurred in connection with any such claim or proceeding brought thereon and the defense thereof with counsel reasonably acceptable to Tenant. At the request of Tenant, Landlord shall defend any such claim or proceeding directly on behalf and for the benefit of Tenant.
     19. CONDEMNATION. If the Premises or substantially all of them or any portion of the Building Complex which renders the Premises untenantable is taken by right of eminent domain, or by condemnation (which includes a conveyance in lieu of a taking), this Lease, at the option of either Landlord or Tenant exercised by notice to the other within thirty (30) days after the taking, shall terminate and Rent shall be apportioned as of the date of the taking. Tenant shall forthwith surrender the Premises and all interest in this Lease, and, if Tenant fails to do so, Landlord may reenter and take possession of the Premises. If less than all the Premises is taken, Landlord shall promptly repair the Premises as nearly as possible to their condition immediately prior to the taking, unless Landlord elects not to rebuild under Section 18.5. Landlord shall receive the entire award or consideration for the taking. In the event that this Lease is not terminated as provided in this Section 19 above, Rent for any portion of the Premises taken or condemned shall be equitably abated during the unexpired Term of this Lease effective when the physical taking of the portion of the Premises occurs.
     20. DEFAULT BY TENANT.
          20.1 Each of the following events is an “Event of Default”:

               (1) Any failure by Tenant to pay Rent on the due date unless such failure is cured within ten (10) days after written notice by Landlord to Tenant after such payment is past due;
               (2) This Lease or Tenant’s interest is transferred whether voluntarily or by operation of law except as permitted in Section 14;
               (3) This Lease or any part of the Premises is taken by process of law and is not released within thirty (30) days after a levy;
               (4) Commencement by Tenant of a proceeding under any provision of federal or state law relating to insolvency, bankruptcy, or reorganization (“Bankruptcy Proceeding”);
               (5) Commencement of a Bankruptcy Proceeding against Tenant, unless dismissed within ninety (90) days after commencement; or
               (6) Tenant fails to perform any of its other obligations and non-performance continues for thirty (30) days after written notice by Landlord or, if such performance cannot be reasonably had within such thirty (30) day period, Tenant does not in good faith commence performance within such thirty (30) day period and diligently proceed to completion; provided, however, Tenant’s right to cure shall not exceed the period provided by Applicable Law.
          20.2 Remedies of Landlord. So long as an Event of Default exists, Landlord may then or at any time thereafter, either:
               (1) (a) Without further notice except as required by Applicable Legal Requirements, reenter and repossess the Premises or any part and expel Tenant and those claiming through or under Tenant and remove the effects of both without being deemed guilty of any manner of trespass and without prejudice to any remedies for arrears of Rent or preceding breach of this Lease. Should Landlord reenter or take possession pursuant to legal proceedings or any notice provided for by Applicable Law, Landlord may, from time to time, without terminating this Lease, relet the Premises or any part, either alone or in conjunction with other portions of the Building Complex, in Landlord’s or Tenant’s name but for the account of Tenant, for such periods (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions and upon such other terms (which may include concessions of free rent and alteration and repair of the Premises) as Landlord, in its sole discretion, determines and Landlord may collect the rents therefor. Landlord is not in any way responsible or liable for failure to relet the Premises, or any part thereof, or for any failure to collect any rent due upon such reletting; provided, however that Landlord agrees to use reasonable efforts to relet the Premises and to collect rent due upon such reletting. No such reentry or repossession or notice from Landlord shall be construed as an election by Landlord to terminate this Lease unless specific notice of such intention is given Tenant. Landlord reserves the right following any reentry and/or reletting to exercise its right to terminate this Lease by giving Tenant notice, in which event this Lease will terminate as specified in the notice.
                    (b) If Landlord takes possession of the Premises without terminating this Lease, Tenant shall pay Landlord (i) the Rent which would be payable if repossession had not occurred, less (ii) the net proceeds, if any, of any reletting of the Premises after deducting all of Landlord’s expenses incurred in connection with such reletting, including all repossession costs, brokerage commissions, attorneys’ fees, expenses of employees, and alteration and repair costs (collectively “Reletting Expenses”). If, in connection with any reletting, the new lease term extends beyond the Term or the premises covered thereby include other premises not part of the Premises, a fair apportionment of the rent received from such reletting and the Reletting Expenses, will be made in determining the net proceeds received from the reletting. In determining such net proceeds, rent concessions will also be apportioned over the term of the new lease. Tenant shall pay such amounts to Landlord monthly on the days on which the Rent would have been payable if possession had not been retaken, and Landlord is entitled to receive the same from Tenant on each such day; or
               (2) Give Tenant notice of termination of this Lease on the date specified and, on such date, Tenant’s right to possession of the Premises shall cease and the Lease will terminate except as to Tenant’s liability as hereafter provided as if the expiration of the term fixed in such notice were the end of the Term. If this Lease terminates pursuant to this Section, Tenant remains liable to Landlord for damages in an amount equal to the Rent which would have been owing by Tenant for the balance of the Term had this Lease not terminated, less the net proceeds, if any, of reletting of the Premises by Landlord subsequent to termination after deducting Reletting Expenses. Landlord may collect such damages from Tenant monthly on the days on which the Rent would have been payable if this Lease had not terminated and Landlord shall be entitled to receive the same from Tenant on each such day. Alternatively, if this Lease is terminated, Landlord at its option may recover forthwith against Tenant as damages for loss of the bargain and not as a penalty an amount equal to the worth at the time of termination of the excess, if any, of the Rent reserved in this Lease for the balance of the Term over the then Reasonable Rental Value of the Premises for the same period plus all Reletting Expenses. “Reasonable Rental Value” is the amount of rent Landlord can obtain for the remaining balance of the Term.
          20.3 Cumulative Remedies. Suits to recover Rent and damages may be brought by Landlord, from time to time, and nothing herein requires Landlord to await the date the Term would expire had there been no Event of Default or termination, as the case may be. Each right and remedy provided for in this Lease is cumulative and non-exclusive and in addition to every other right or remedy now or hereafter existing at law or equity, including suits for injunctive relief and specific performance. The exercise or beginning of the exercise by Landlord of one (1) or more rights or remedies shall not preclude the simultaneous or later exercise by Landlord of other rights or remedies. All costs incurred by Landlord to collect any Rent and damages or to enforce this Lease are also recoverable from Tenant. If any suit is brought because of an alleged breach of this Lease, the prevailing party is also entitled to recover from the other party all reasonable attorneys’ fees and costs incurred in connection therewith.
          20.4 No Waiver. No failure by Landlord to insist upon strict performance of any provision or to exercise any right or remedy upon a breach hereof, and no acceptance of full or partial Rent during the continuance of any breach constitutes a waiver of any such breach or such provision, except by written instrument executed by Landlord. No waiver shall affect or alter this Lease but each provision hereof continues in effect with respect to any other then existing or subsequent breach hereof.
          20.5 Bankruptcy. Nothing contained in this Lease limits Landlord’s right to obtain as liquidated damages in any bankruptcy or similar proceeding the maximum amount allowed by law at the time such damages are to be proven, whether such amount is greater, equal to, or less than the amounts recoverable, either as damages or Rent, referred to in any of the preceding provisions of this Section. Notwithstanding anything in this Section to the contrary, any proceeding described in Section 20.1(5),(6),(7) and (8) is an Event of Default only when such proceeding is brought by or against the then holder of the leasehold estate under this Lease.
          20.6 Late Payment Charge. Any Rent not paid within ten (10) days after the due date shall thereafter bear interest at three (3) percentage points above the Prime Rate or the highest rate permitted by law, whichever is lower, until paid. Any amounts paid by Landlord to cure an Event of Default of Tenant which Landlord has the right but not the obligation to do, shall, if not repaid by Tenant within ten (10) days of demand by Landlord, thereafter bear interest at five (5) percentage points above the Prime Rate until paid. “Prime Rate” means the base rate on Corporate Loans posted by at least seventy-five percent (75%) of the Nation’s thirty (30) largest banks (as shown in the Wall Street Journal) on the date closest to the date interest commences.
          20.7 Waiver of Jury Trial. Tenant and Landlord waive any right to a trial by jury in suits arising out of or concerning the provisions of this Lease.
          20.8 Waiver of Consequential Damages. In no event shall Tenant be responsible for consequential damages or lost profit incurred by Landlord as a result of any default by Tenant.
     21. DEFAULT BY LANDLORD. In the event of any alleged default on the part of Landlord, Tenant shall give notice to Landlord and afford Landlord a reasonable opportunity to cure such default (provided that Landlord shall promptly commence to cure such default and shall diligently pursue such cure to completion). Such notice shall be ineffective unless a copy is simultaneously also delivered in the manner required in this Lease to any Mortgagee, provided that prior to such notice Tenant has been notified (by way of notice of Assignment of Rents and Leases, or otherwise in accordance with Section 30 herein), of the address of a Mortgagee. If Landlord fails to cure such default within the time provided, then Mortgagee shall have an additional thirty (30) days following a second notice from Tenant or, if such default cannot be cured within that time, such additional time as may be necessary, provided within such thirty (30) days Mortgagee commences and diligently pursues a cure (including commencement of foreclosure proceedings if necessary to effect such cure). Tenant’s sole remedy will be equitable relief or actual damages but in no event is Landlord or any Mortgagee responsible for consequential damages or lost profit incurred by Tenant as a result of any default by Landlord.
     22. HAZARDOUS MATERIAL.
          22.1 During the term of this Lease, Tenant shall comply with all Environmental Laws and Environmental Permits (each as defined in Section 22.4 hereof) applicable to the operation or use of the Premises, shall cause all other persons occupying or using the Premises to comply with all such Environmental Laws and Environmental Permits, shall immediately pay all costs and expenses incurred by reason of such compliance, and shall obtain and renew all Environmental Permits required for operation or use of the Premises. Tenant shall not generate, use, treat, store, handle, release or dispose of, or permit the generation, use, treatment, storage, handling, release or disposal of Hazardous Materials (as defined in Section 22.4 hereof) on the Premises or transport or permit the transportation of Hazardous Materials to or from the Premises except for limited quantities used or stored at the Premises and required in connection with the routine operation and maintenance of Tenant’s business in the Premises, and then only in compliance with all applicable Environmental Laws and Environmental Permits.
          22.2 Tenant will immediately advise Landlord in writing of any of the following: (1) any pending or threatened Environmental Claim (as defined in Section 22.4 hereof) against Tenant relating to the Premises; (2) any condition or occurrence on the Premises of which Tenant has knowledge that (i) results in noncompliance by Tenant with any applicable Environmental Law, or (ii) could reasonably be anticipated to form the basis of an Environmental Claim against Tenant and/or Landlord or the Premises; and (3) the actual or anticipated taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on the Premises. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Tenant’s response thereto. In addition, Tenant will provide Landlord with copies of all communications regarding the Premises with any government or governmental agency relating to Environmental Laws, all such communications with any person relating to Environmental Claims, and such detailed reports of any such Environmental Claim as may reasonably be requested by Landlord.
          22.3 Tenant agrees to defend, indemnify and hold harmless Landlord and its managers, members, officers, directors, employees, attorneys and agents (collectively, the “Indemnitees”) from and against all obligations (including, removal and remedial actions), losses, claims, suits, judgments, liabilities, penalties (including, by way of illustration and not by way of limitation, civil fines), damages (including consequential and punitive damages), costs and expenses (including attorneys’ and consultants’ fees and expenses) of any kind or nature whatsoever that may at any time be incurred by, imposed on or asserted against such Indemnitees directly or indirectly based on, or arising or resulting from (1) the actual presence of Hazardous Materials on the Premises which is caused or permitted by Tenant and/or (2) any Environmental Claim relating in any way to Tenant’s operation or use of the Premises. The provisions of this Section 22.3 shall survive the expiration or sooner termination of this Lease. Notwithstanding the above, Tenant shall not be liable for Environmental Claims caused by materials used by Landlord in the original construction of the Premises.
          22.4 (1) “Hazardous Materials” means (i) petroleum or petroleum products, natural or synthetic gas, asbestos in any form, urea formaldehyde foam insulation, and radon gas; (ii) any substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (iii) any other substance exposure which is regulated by any governmental authority.
               (2) “Environmental Law” means any federal, state or local statute, law, rule, regulation, ordinance,

code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials.
               (3) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit, including without limitation (i) any and all Environmental Claims by governmental or regulatory authorities for enforcement, cleanup, removal response, remedial or other actions or damages pursuant to any applicable Environmental Law and/or (ii) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.
               (4) “Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.
          22.5 Landlord hereby agrees to defend, indemnify and hold Tenant harmless from and against any and all loss, cost, damage, claim or expense (including legal fees) incurred in connection with or arising out of or relating in any way to the presence of Hazardous Materials as of the date hereof in or on the Building, Building Complex or Real Property.
     23. SUBORDINATION AND ATTORNMENT.
          23.1 This Lease at Landlord’s option will be subordinate to any mortgage, deed of trust and related documents now or hereafter placed upon the Building Complex (including all advances made thereunder), and to all amendments, renewals, replacements, or restatements thereof (collectively, “Mortgage”).
          23.2 If any Mortgagee elects to have this Lease superior to the lien of its Mortgage and gives notice to Tenant, this Lease will be deemed prior to such Mortgage whether this Lease is dated prior or subsequent to the date of such Mortgage or the date of recording thereof.
          23.3 On or before the Commencement Date, Landlord shall deliver to Tenant and Tenant shall execute together with Wells Fargo Bank, N.A (“Existing Mortgagee”) a Subordination, Non-Disturbance and Attornment Agreement (an “SNDA”) in the form attached hereto as Exhibit F and incorporated herein by reference (with such modifications as shall be mutually agreeable to Existing Mortgagee and Tenant). With respect to any Mortgagee of the Building or the Real Property after the date hereof, in confirmation of subordination or superior position, as the case may be, Landlord shall promptly deliver to Tenant and Tenant will execute together with such Mortgagee, an SNDA from any such Mortgagee, which SNDA shall be in the form attached hereto as Exhibit F (with such modifications as shall be mutually agreeable to such Mortgagee and Tenant). Provided that Landlord performs it obligations under this Section 23.3, Tenant agrees that no documentation other than this Lease is required to evidence such subordination. Landlord represents and warrants that, except for Existing Mortgagee, there are no Mortgagee(s) of the Building or Real Property as of the date hereof.
          23.4 Tenant agrees to attorn to all successor owners of the Building, whether such ownership is acquired by sale, foreclosure of a Mortgage, or otherwise, provided that such successor owner recognizes Tenant’s rights hereunder pursuant to such SNDA.

     24. REMOVAL OF TENANT’S PROPERTY. All movable personal property of Tenant not removed from the Premises upon vacation, abandonment, or termination of this Lease shall be conclusively deemed abandoned and may be sold, or otherwise disposed of by Landlord without notice to Tenant and without obligation to account; Tenant shall pay Landlord’s actual out-of-pocket expenses paid in connection with such disposition.
     25. HOLDING OVER: TENANCY MONTH-TO-MONTH. If, after the expiration or termination of this Lease, Tenant remains in possession of the Premises and continues to pay rent without a written agreement as to such holding over, even though Landlord accepts such rent, such possession is a tenancy from month-to-month, subject to all provisions hereof but at a monthly rent equivalent to one hundred fifty percent (150%) of the monthly Rent paid by Tenant immediately prior to such expiration or termination, pro rated on a per diem basis for any partial month. Rent shall continue to be payable in advance on the first day of each calendar month. Such tenancy may be terminated by either party upon ten (10) days’ written notice prior to the end of any monthly period. Nothing contained herein obligates Landlord to accept rent tendered after the expiration of the Term or relieves Tenant of its liability under Section 17.
     26. PAYMENTS AFTER TERMINATION. No payments by Tenant after expiration or termination of this Lease or after any notice (other than a demand for payment of money) by Landlord to Tenant reinstates, continues, extends the Term, or affects any notice given to Tenant prior to such payments. After notice, commencement of a suit, or final judgment granting Landlord possession of the Premises, Landlord may collect any amounts due or otherwise exercise Landlord’s remedies without waiving any notice or affecting any suit or judgment.
     27. STATEMENT OF PERFORMANCE.
          27.1 Tenant agrees at any time upon not less than ten (10) days’ written notice to execute and deliver to Landlord a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications); that there have been no defaults by Tenant, or to Tenant’s actual knowledge, Landlord (or, if there have been defaults, setting forth the nature thereof); the date to which Rent has been paid in advance and such other information as Landlord reasonably requests. Such statement may be relied upon by a prospective purchaser of Landlord’s interest or Mortgagee. Upon request, Tenant will furnish Landlord an appropriate resolution confirming that the party signing the statement is authorized to do so.
          27.2 Landlord agrees at any time upon not less than ten (10) days’ written notice to execute and deliver to Tenant a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications); that there have been no defaults by Landlord, or to Landlord’s actual knowledge, Tenant (or, if there have been defaults, setting forth the nature thereof); the date to which Rent has been paid in advance and such other information as Tenant reasonably requests. Such statement may be relied upon by third parties. Upon request, Landlord will furnish Tenant an appropriate resolution confirming that the party signing the statement is authorized to do so.
     28. LIABILITY OF LANDLORD. Neither Landlord nor any member of Landlord shall have any personal liability with respect to any provision of this Lease or any obligation or liability arising from this Lease in the event of a breach or default by Landlord of any of its obligations. Tenant shall look solely to the equity of Landlord in the Building Complex at the time of the breach or default for the satisfaction of any remedies of Tenant. Such exculpation of liability shall be absolute and without exception.
     29. MISCELLANEOUS.
          29.1 Transfer by Landlord. The term “Landlord” means so far as obligations of Landlord are concerned, only the owner of the Building at the time in question and, if any transfer of the title occurs, Landlord herein named (and in the case of any subsequent transfers, the then grantor) is automatically released from and after the date of such transfer of all liability as respects performance of any obligations of Landlord thereafter to be performed. Any funds in Landlord’s possession at the time of transfer in which Tenant has an interest will be turned over to the grantee and any amount then due Tenant under this Lease will be paid to Tenant.

          29.2 No Merger. The termination or mutual cancellation of this Lease will not work a merger, and such termination or cancellation will at the option of Landlord either terminate all subleases or operate as an automatic assignment to Landlord of such subleases.
          29.3 Common Area Use. Except as otherwise expressly provided herein, Landlord may use any of the Common Areas for the purposes of completing or making repairs or alterations in any portion of the Building Complex; provided, however, that Landlord does not unreasonably interfere with Tenant’s access to, or use of, the Premises for the uses permitted hereunder.
          29.4 Independent Covenants. This Lease is to be construed as though the covenants between Landlord and Tenant are independent and not dependent and Tenant is not entitled to any setoff of the Rent against Landlord if Landlord fails to perform its obligations; provided, however, the foregoing does not impair Tenant’s right to commence a separate suit against Landlord for any default by Landlord so long as Tenant complies with Section 21.
          29.5 Validity of Provisions. If any provision is invalid under present or future laws, then it is agreed that the remainder of this Lease is not affected and that in lieu of each provision that is invalid, there will be added as part of this Lease a provision as similar to such invalid provision as may be possible and is valid and enforceable.
          29.6 Captions. The caption of each Section is added for convenience only and has no effect in the construction of any provision of this Lease.
          29.7 Construction. The parties waive any rule of construction that ambiguities are to be resolved against the drafting party. Any words following the words “include,” “including,” “such as,” “for example,” or similar words or phrases shall be illustrative only and are not intended to be exclusive, whether or not language of non-limitation is used.
          29.8 Applicability. Except as otherwise provided, the provisions of this Lease are applicable to and binding upon Landlord’s and Tenant’s respective heirs, successors and assigns. Such provisions are also considered to be covenants running with the land to the fullest extent permitted by law.
          29.9 Authority. Tenant and the party executing this Lease on behalf of Tenant represent to Landlord that such party is authorized to do so by requisite action of Tenant and agree, upon request, to deliver Landlord a resolution, similar document, or opinion of counsel to that effect.
          29.10 Severability. If there is more than one (1) party which is the Tenant, the obligations imposed upon Tenant are joint and several.
          29.11 Acceptance of Keys, Rent or Surrender. No act of Landlord or its representatives during the Term, including any agreement to accept a surrender of the Premises or amend this Lease, is binding on Landlord unless such act is by a partner, member, manager or officer of Landlord, as the case may be, or other party designated in writing by Landlord as authorized to act. The delivery of keys to Landlord or its representatives will not operate as a termination of this Lease or a surrender of the Premises. No payment by Tenant of a lesser amount than the entire Rent owing is other than on account of such Rent nor is any endorsement or statement on any check or letter accompanying payment an accord and satisfaction. Landlord may accept payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy available to Landlord.
          29.12 Building Name and Size. Landlord may as it relates to the Building and Building Complex: increase the size by adding additional real property, construct other buildings or improvements, change the location and/or character, or make alterations or additions. If additional buildings are constructed or the size is increased, Landlord and Tenant shall execute an amendment which incorporates any necessary modifications to Tenant’s Pro Rata Share.

          29.13 Diminution of View. Tenant agrees that no diminution of light, air, or view from the Building entitles Tenant to any reduction of Rent under this Lease, results in any liability of Landlord, or in any way affects Tenant’s obligations.
          29.14 Limitation of Liability. Notwithstanding anything to the contrary contained in this Lease, Landlord’s liability is limited to Landlord’s interest in the Building.
          29.15 Non-Reliance. Tenant confirms it has not relied on any statements, representations, or warranties by Landlord or its representatives except as set forth herein.
          29.16 Written Modification. No amendment or modification of this Lease is valid or binding unless in writing and executed by the parties.
          29.17 Lender’s Requirements. Tenant will make such modifications to this Lease as may hereafter be required to conform to any lender’s requirements, so long as such modifications do not increase Tenant’s obligations or adversely alter its rights hereunder.
          29.18 Effectiveness. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option to lease and it is not effective unless and until execution and delivery by both Landlord and Tenant.
          29.19 Survival. This Lease, notwithstanding expiration or termination, continues in effect as to any provisions requiring observance or performance subsequent to termination or expiration.
          29.20 Time of Essence. Time is of the essence herein.
          29.21 Rules and Regulations. If rules and regulations are attached hereto, they are a part of this Lease and Tenant agrees that Tenant and Tenant’s Agents shall at all times abide by such rules and regulations as amended from time to time.
          29.22 Recording. Tenant will not record this Lease. Recording of the Lease by or on behalf of Tenant is an Event of Default.
          29.23 Termination Options. Tenant shall have the right to terminate this Lease (i) upon thirty (30) days prior written notice to Landlord, which notice may be delivered to Landlord at any time on or after February 1, 2009, or (ii) upon five (5) days prior written notice to Landlord, which notice may be delivered to Landlord at any time on or after the Permanent Space Lease Commencement Date.
     30. AUTHORITIES FOR ACTION AND NOTICE.
          30.1 Unless otherwise provided, Landlord may act through Landlord’s Building Manager or other designated representatives from time to time.
          30.2 All notices or other communications required or desired to be given to Landlord must be in writing and shall be deemed received when delivered personally to any officer, partner, member or manager of Landlord (depending upon the nature of Landlord) or the manager of the Building Manager or three (3) days after deposited in the United States mail, postage prepaid, certified or registered, return receipt requested, addressed as set forth in Section 1.9. All notices or communications required or desired to be given to Tenant shall be in writing and deemed duly served when delivered personally to any officer, employee, partner, member or manager of Tenant (depending upon the nature of Tenant), or three (3) days after deposited in the United States mail, postage prepaid, certified or registered, return receipt requested, addressed to the appropriate address set forth in Section 1.11. Either party may designate in writing served as above provided a different address to which notice is to be mailed. The foregoing does not prohibit notice from being given as provided in Rule 4 of Colorado Rules of Civil Procedure, as amended from time to time.
     31. PARKING. Excluding only parking spaces designated as reserved exclusively for use by other tenants located in the Building Complex, Tenant shall have the right, at no additional charge, to use no less than ninety (90) parking spaces within the Building Complex, in the portion of the parking lot shown on the plan attached hereto as Exhibit H (the “Parking Area”). The Building Complex will contain not less than one hundred twenty (120) parking spaces. Tenant shall exercise reasonable efforts to cause its customers, guests and employees to park within the Parking Area. Similarly, Landlord shall use reasonable efforts to cause other tenants within the Building Complex, their customers, guests and employees, to refrain from using the ninety (90) parking spaces designated for use by Tenant at the Parking Area. The use of such parking by Tenant shall be deemed a license only, and excessive use of parking spaces by Tenant outside the Parking Area shall be prohibited. All vehicles parked in the parking lot and the personal property therein shall be at the sole risk of Tenant, Tenant’s Agents and the users of such spaces. Landlord shall have no liability for loss or damage incurred by Tenant, Tenant’s Agents and the users of such spaces for whatever cause.
     32. BROKERAGE. Landlord and Tenant represent to the other that it has not employed any broker with respect to this Lease and has no knowledge of any broker’s involvement in this transaction except those listed in Sections 1.13 and 1.14 (collectively, the “Brokers”). Landlord and Tenant shall indemnify the other against any expense incurred as a result of the inaccuracy of the foregoing representation. Landlord shall pay any commissions due to the Brokers under a separate agreement(s).
     33. REAL ESTATE BROKER DISCLOSURE. The Tenant expressly acknowledges that Troy C. McWhinney who has a direct or indirect ownership interest in Landlord is a licensed Colorado real estate broker who is acting on his own behalf and is not representing Tenant in connection with this transaction.
     34. RESTRICTIONS ON PERMITTED USES. Landlord and Tenant acknowledge that the Premises may only be used for the Permitted Use. Landlord or its affiliates may, at any time, cause to be recorded with the Clerk and Recorder of Larimer County, Colorado, a document containing the foregoing restrictions on permitted uses of the Premises.
           Tenant further agrees that at no time will any use of the Premises violate the terms of the Exclusive Use Agreement between Banner Health System and McWhinney Holding Company, LLLP (“MHC LLLP”), and its affiliates, dated June 28, 2000, and recorded August 2, 2000, at Reception No. 2000052392 or the terms of the Exclusive Use Agreement between Centerra Office Partners, LLC, MHC LLLP and Poudre Valley Health Care, Inc. dated June 18, 2003, and recorded June 18, 2003, at Reception No. 20030074443 of the Larimer County, Colorado records (collectively, the “MHC LLLP Restrictions”).
     35. PUBLIC IMPROVEMENT FEE AND RETAIL SALES FEE. The Tenant hereby acknowledges and agrees as follows with respect to the Declaration of Covenants Imposing and Implementing the Centerra Public Improvement Fee dated July 6, 2004 and recorded in the real property records of Larimer County at Reception No. 2004-0067081 (the “PIF Covenant”) and the Declaration of Covenants Imposing and Implementing the Centerra Retail Sales Fee dated July 6, 2004 and recorded in the real property records of Larimer County at Reception No. 2004-0067082 (the “RSF Covenant”) (all capitalized terms used in this Section 35 and not otherwise defined having the meanings assigned them in the PIF Covenant and the RSF Covenant): (i) the Tenant is bound by the provisions of the PIF Covenant and RSF Covenant and agrees to comply with the same to the extent pertaining to the Tenant, including the requirement to pay Public Improvement Fees and Retail Sales Fees in the event that the Tenant becomes a Centerra Retailer; (ii) neither the Public Improvement Fee nor the Retail Sales Fee is a tax in any form and, to the extent that the PIC, the Primary RSF Recipient, any Designated Receiving Entity, any RSF Receiving Entity or any other entity entitled to Public Improvement Fee Revenues or Retail Sales Fee Revenues under the MF&I Agreement or any other agreement is entitled to receive such moneys, such authority is derived through the PIF Covenant, the RSF Covenant, a collection agreement and the MF&I Agreement, and not through any exercise of governmental powers; (iii) in addition to any one or more of the declarants of the PIF Covenant and RSF Covenant, Centerra Metropolitan District No. 1 (the “Service District”), the Bond Trustee, the

PID, the PIC, the Primary RSF Recipient, any other RSF Recipient or any Designated Receiving Entity will have a direct cause of action and full right and authority to enforce the obligations of Centerra Retailers under the PIF Covenant and the RSF Covenant, and no default by the Landlord hereof under this Lease will entitle Tenant (if a Centerra Retailer) to any offset, deduction, or other defense to payment of the Public Improvement Fees or Retail Sales Fees due under the PIF Covenant and RSF Covenant, respectively; (iv) the provisions of the PIF Covenant and the RSF Covenant that pertain to Centerra Retailers have been approved or agreed to by the Enforcing Parties and such Parties are or will be relying upon such provisions in taking certain actions with respect to the Public Improvement Fee, the Retail Sales Fee and the Eligible Costs with the express condition that the provisions of the PIF Covenant and the RSF Covenant that pertain to Centerra Retailers may not be amended, modified or waived without the prior written consent of the PIC, the Service District, the City, and the Primary RSF Recipient and, accordingly, Tenant agrees that no amendment or modification will be made to, nor any waiver made or accepted by the Tenant with respect to the provisions of the PIF Covenant or the RSF Covenant that pertain to the Tenant, or the provisions of this Lease providing for compliance by the Tenant (if a Centerra Retailer) with the provisions of the PIF Covenant and RSF Covenant, unless such consents have been obtained and that any purported amendment, modification or waiver without such consents will be void and of no force and effect.
     36. USA PATRIOT ACT NOTICE. Landlord hereby notifies Tenant that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), Landlord is required to obtain, verify and record information that identifies Tenant, which information includes the name and address of Tenant and other information that will allow Landlord to identify Tenant in accordance with the Act.
     37. COUNTERPARTS. This Lease may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. Any one (1) or more counterpart signature pages may be removed from one (1) counterpart of the Lease and annexed to another counterpart of the Lease to form a completely executed original instrument without impairing the legal effect of the signature thereon.
     38. EXHIBITS. See Exhibits A, B, C, D, E, F, G, H and I attached hereto and incorporated herein.
     IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written and it is effective upon delivery of a fully-executed copy to Tenant.

Constant Contact, Inc., a Delaware corporation		Centerra Office Tech I, LLC, a Colorado limited liability company

By: McWhinney Real Estate Services, Inc., a Colorado corporation, Manager
By:	/s/ Gail F. Goodman

Print Name:	Gail F. Goodman

Print Title:	President and CEO	By:	/s/ Douglas L. Hill

Douglas L. Hill, Chief Operating Officer

ATTEST:			“Landlord”

By:	/s/ Robert P. Nault

Print Name:	Robert P. Nault

Print Title:	VP and General Counsel

“Tenant”

EXHIBIT A TO LEASE
THE PREMISES
[Intentionally Omitted]

A-1

EXHIBIT B TO LEASE
REAL PROPERTY
[Intentionally Omitted]

EXHIBIT C TO LEASE
COMMENCEMENT CERTIFICATE
[Intentionally Omitted]

EXHIBIT D TO LEASE
RULES AND REGULATIONS
[Intentionally Omitted]

EXHIBIT E TO LEASE
LANDLORD WORK AND TENANT FINISH WORK
[Intentionally Omitted]

E-1

EXHIBIT F TO LEASE
SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
[Intentionally Omitted]

F-1

EXHIBIT G TO LEASE
WORK LETTER
(Office)
Constant Contact, Inc.
1601 Trapelo Road, Suite 329
Waltham, MA 02494

Re:	Tenant: CONSTANT CONTACT, INC., a Delaware corporation

	Premises:	Approximately 9,249 Rentable Square Feet (the “Premises”)

	Address:	Suite 210, 4850 Hahns Peak Drive, Loveland, Colorado 80538
Gentlemen:
               Concurrently herewith, you (“Tenant”) and the undersigned (“Landlord”) have executed a Lease (the “Lease”) covering the Premises.
               The provisions of the Lease are hereby incorporated by reference as if fully set forth herein and initially capitalized words not defined shall have the same meanings as set forth in the Lease. In consideration of the execution of the Lease, Landlord and Tenant mutually agree as follows:
1. Base Building Improvements
               Landlord has completed all required base building improvements, which base building improvements are hereinafter referred to as the “Base Building Improvements.” The Base Building Improvements have been completed in a good and workmanlike manner in accordance with all Applicable Legal Requirements and Title Restrictions.
2. Programming Information and Space Planning
               Prior to the execution of this Work Letter, Tenant provided to Landlord information necessary for the space planning and engineering of the Premises. Thereafter, Landlord provided to Tenant a space plan for the Premises incorporating such information, which space plan was approved by Tenant (the “Approved Space Plan”). Tenant’s approval of the Approved Space Plan has been or will be evidenced by Tenant’s execution of a copy of the Approved Space Plan on or before the date of the execution of the Lease.
3. Construction Drawings
               3.1 Landlord submitted the Approved Space Plan to an architect retained by Landlord (the “Landlord’s Architect”) which prepared complete architectural plans, drawings and specifications and complete engineered, mechanical, plumbing, structural (if required) and electrical working drawings for all Finish Work (defined below) to be incorporated in and constitute a part of the Premises (collectively,

“Construction Drawings”). The Construction Drawings have been approved by Tenant as evidenced by Tenant’s execution of the Construction Drawings on or before the date of the execution of the Lease.
               3.2 Landlord shall, at Landlord’s sole cost and expense, perform certain improvements at the Premises described as “Landlord Work” on Exhibit E attached to and made a part of the Lease. In addition, Landlord shall, at Tenant’s cost and expense as set forth in Section 5 below, perform certain improvements at the Premises on behalf of Tenant described as “Tenant Finish Work” on Exhibit E attached to and made a part of the Lease. For convenience of reference, the “Landlord Work” and the “Tenant Finish Work” shall sometimes be jointly referred to herein as the “Finish Work.” Landlord represents and warrants that the Finish Work, as shown on the Construction Drawings, will be compatible with the Base Building Improvements and comply with all Applicable Laws, Title Restrictions and all applicable insurance regulations.
               3.3 The Landlord’s Architect, with the approval of Landlord and upon written notice to Tenant, will make any changes to the Construction Drawings which are requested or required by applicable governmental authorities to obtain a building permit. No further changes shall be made by Tenant to the Construction Drawings without the prior written approval of Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) and then only after agreement by Tenant to pay in advance to Landlord (i) fifty percent (50%) of any excess costs of the Tenant Finish Work over One Hundred Sixty-Eight Thousand Two Hundred Seventy-Seven Dollars ($168,277.00) that result from the design and/or construction of such changes, and/or (ii) fifty percent (50%) of any excess costs of the Landlord Work over Two Hundred Thirty-Six Thousand Four Hundred Seventy-Nine Dollars ($236,479.00) that result from the design and/or construction of such changes; if any, with the balance of any costs described in clauses (i) and (ii) above to be paid to Landlord upon completion of the Finish Work as set forth in Section 5.3 below. Landlord will respond to all written requests for changes to the Construction Drawings within five (5) business days of Landlord’s receipt. If Landlord does not respond within such period, Landlord will be deemed to have consented to the requested changes. Tenant hereby acknowledges that any changes will be subject to the terms of Section 4.4 below.
4. Construction of Finish Work
               4.1 Landlord shall enter into a contract for construction services to complete the Finish Work (the “Construction Contract”) with the contractor(s) and subcontractors selected by Landlord and reasonably approved by Tenant (collectively, “Landlord’s Contractors”). If Tenant fails to respond within five (5) business days following notice of Landlord’s Contractors selected by Landlord, Tenant shall be deemed to have consented to the selection of Landlord’s Contractors. Landlord may impose such requirements upon the Landlord’s Contractors as Landlord deems appropriate, including, but not limited to, insurance requirements, lien waiver procedures and such other requirements as Landlord may reasonably determine to be appropriate. Promptly following the issuance of a building permit for the Finish Work by the City of Loveland, Colorado, Landlord will commence and diligently proceed to complete the Finish Work, subject to the Force Majeure Delays set forth in Section 4.3 below.
               4.2 Landlord shall assume responsibility for performance by the Landlord’s Contractors of all work, including compliance with Applicable Legal Requirements, and for all property, equipment, material, tools or machinery of Landlord’s Contractors placed or stored in the Premises during the completion thereof. All such work shall be performed in a good and workmanlike manner consistent with first-class standards.
               4.3 For purpose of this Work Letter, “Force Majeure Delays” means any actual delay in the construction of the Finish Work (other than Tenant Delays [defined below]) occasioned by any cause whatsoever not within the control of Landlord and/or Landlord’s Contractors and which Landlord and/or Landlord’s Contractors could not, by reasonable diligence, have avoided, including, but not limited to, delays caused or contributed to by governmental or quasi-governmental entities, lenders, labor disputes, adverse weather, and acts of God. Such acts, omissions or circumstances, however, shall not relieve Landlord of liability in the event of its failure to use reasonable diligence to remedy the situation and remove the cause in an adequate manner and with all reasonable dispatch and to give notice and full particulars of the same in writing to Tenant as soon as possible after the occurrence of the cause relied on. The requirement that any force majeure be remedied with all reasonable dispatch shall not require the settlement of strikes or labor controversies by acceding to the demands of the opposing party or parties.
               4.4 Notwithstanding any provision herein or in the Lease to the contrary, in the event that Landlord is prevented from substantially completing the Landlord Work or Tenant Finish Work due to a Tenant Delay (as defined below), the Landlord Work and Tenant Finish Work shall be deemed to be Substantially Completed for purposes of determining the Commencement Date under the Lease on that date on which said Substantial Completion would have occurred but for the applicable Tenant Delay, as reasonably determined by Landlord’s architect. “Tenant Delay” means any one of the following to the extent that the same actually delays the Substantial Completion of the Landlord Work and Tenant Finish Work: (1) delay caused by modifications, revisions or changes to the Construction Drawings requested by Tenant, its agents or employees; (2) delays caused by the delivery, installation or completion of any items specified by Tenant not contained in the Construction Drawings and require ordering or work deadlines inconsistent with the anticipated Commencement Date; or (3) delay of any other kind or nature in completion of Finish Work caused by any acts or omissions of Tenant, its agents or employees, including the failure to respond to reasonable requests by Landlord in a timely manner. Landlord shall notify Tenant in writing within a reasonable period of time of any circumstances of which Landlord is aware that have caused or may cause a Tenant Delay, so that Tenant may take whatever action is appropriate to minimize or prevent such Tenant Delay. For purposes of the foregoing sentence, correspondence via e-mail or facsimile delivered to Tenant shall constitute written notice of such Tenant Delay.
               4.5 Tenant designates and authorizes Tom Howd to act for Tenant in all matters relating to this Work Letter. Tenant has the right by written notice to Landlord to change its designated representative.
               4.6 Landlord designates and authorizes Jennifer Johnson to act for Landlord in all matters relating to this Work Letter. Landlord has the right by written notice to Tenant to change its designated representative.
               4.7 All notices required hereunder will be in writing in accordance with the terms and provisions of Section 30.2 of the Lease.
5. Cost of Finish Work
               5.1 Landlord shall be solely responsible for the payment of all costs and expenses incurred in connection with the completion of the Landlord Work subject to any modifications due to change orders requested by Tenant as set forth in Section 5.3 below.
               5.2 Tenant shall be responsible for the payment of the costs and expenses in connection with the completion of the Tenant Finish Work as set forth on Exhibit E to the Lease with respect to Tenant Finish Work, subject to any modifications due to change orders requested by Tenant as set forth below. Prior to the commencement of any Tenant Finish Work, Tenant shall deposit with Landlord an amount equal to Eighty-Four Thousand One Hundred Thirty-Eight Dollars and Fifty Cents ($84,138.50) (i.e.,

fifty percent (50%) of the cost of the Tenant Finish Work as set forth on Exhibit E to the Lease), which deposit may be used by Landlord in connection with the installation of the Tenant Finish Work. Upon completion of the Tenant Finish Work, Landlord shall provide Tenant with an invoice (which invoice shall be accompanied by reasonable supporting documentation) detailing the actual cost of the Tenant Finish Work. Tenant shall pay to Landlord the remaining balance owing for the Tenant Finish Work as set forth on Exhibit E to the Lease in an amount not to exceed Eighty-Four Thousand One Hundred Thirty-Eight Dollars and Fifty Cents ($84,138.50), subject to Section 5.3 below. Landlord shall reimburse to Tenant any overpayment for the Tenant Finish Work within thirty (30) days after the completion of such work. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, except as provided in Section 5.3 below, Landlord shall be responsible for any costs of the Tenant Finish Work in excess of One Hundred Sixty-Eight Thousand Two Hundred Seventy-Seven Dollars ($168,277.00) and Tenant shall have no obligation therefor.
               5.3 If Tenant requests any changes or substitutions to the Construction Drawings, Tenant shall pay in advance to Landlord (i) fifty percent (50%) of any estimated excess costs of the Tenant Finish Work over One Hundred Sixty-Eight Thousand Two Hundred Seventy-Seven Dollars ($168,277.00) that result from the design and/or construction of such changes, and/or (ii) fifty percent (50%) of any estimated excess costs of the Landlord Work over Two Hundred Thirty-Six Thousand Four Hundred Seventy-Nine Dollars ($236,479.00) that are expected to result from the design and/or construction of such changes (if any). Any such amounts shall be paid by Tenant to Landlord prior to the commencement of construction of such changes or substitutions to the Finish Work but in no event later than five (5) days after receipt of such estimate from Landlord. Upon completion of such changed or substituted Finish Work, Landlord shall invoice to Tenant (which invoice shall be accompanied by reasonable supporting documentation) and Tenant shall pay to Landlord within thirty (30) days thereafter an amount equal to (i) any excess costs of the Tenant Finish Work over One Hundred Sixty-Eight Thousand Two Hundred Seventy-Seven Dollars ($168,277.00) that result from the design and/or construction of such changes to the Finish Work, plus (ii) any excess costs of the Landlord Work over Two Hundred Thirty-Six Thousand Four Hundred Seventy-Nine Dollars ($236,479.00) that result from the design and/or construction of such changes to the Finish Work (as applicable), minus (iii) any costs previously paid by Tenant pursuant to this Section 5.3. If it is determined that Tenant has paid Landlord amounts in excess of its obligation under this Section 5.3, then Landlord shall reimburse such overpayment to Tenant within thirty (30) days after the completion of such work. Subject to Section 4.4 above, any changes to the Construction Drawings will be approved by Landlord and Tenant in the manner set forth in Article 3 above and any changes to the Construction Drawings requested by Tenant which delay completion of the Finish Work will constitute a “Tenant Delay.”
6. Commencement of Lease
               The Commencement Date of the Lease shall occur upon the later of: (i) June 1, 2008, or (ii) the date upon which the Premises are delivered to Tenant with the Landlord Work and Tenant Finish Work Substantially Complete. For purposes of the preceding sentence, the Landlord Work and Tenant Finish Work shall be deemed to be “Substantially Complete” on the later of (i) the date upon which all Landlord Work and Tenant Finish Work have been performed, other than any minor details of construction, mechanical adjustment or any other similar matter, the non-completion of which does not materially interfere with Tenant’s use of the Premises (“Punch List Items”), and (ii) the date upon which Landlord obtains a temporary or permanent certificate of occupancy for the Premises permitting the lawful occupancy and use of the Premises by Tenant for the Permitted Use. Within fifteen (15) days after the Landlord Work and Tenant Finish Work are Substantially Complete, Landlord and Tenant shall together conduct an inspection of the Premises and prepare a list of the Punch List Items setting forth any portions of the Landlord Work and/or Tenant Finish Work that is not in conformity with such work as described on Exhibit E attached to the Lease. Landlord shall correct all such Punch List Items as promptly as reasonably possible, subject to Force Majeure Delays, and with a minimum of interference with Tenant’s occupancy and use of the Premises.

Very truly yours,

CENTERRA OFFICE TECH I, LLC, a Colorado limited liability company

By: McWhinney Real Estate Services, Inc., a Colorado corporation, Manager

By:	/s/ Douglas L. Hill
Douglas L. Hill
Chief Operating Officer

“Landlord”
ACCEPTED AND APPROVED this 30 day of May, 2008.
CONSTANT CONTACT, INC.,
    a Delaware corporation

By:	/s/ Gail F. Goodman
Print Name:	Gail F. Goodman
Print Title:	President and CFO

ATTEST:

By:	/s/ Robert P. Nault
Print Name:	Robert P. Nault
Print Title:	VP and General Counsel
“Tenant”

EXHIBIT H TO LEASE
PARKING AREA
[Intentionally Omitted]

H-1

EXHIBIT I TO LEASE
TITLE RESTRICTIONS
[Intentionally Omitted]

I-1